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EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

EQUITY MARKETING, INC.,
a Delaware corporation

as "Acquiror",

PROMOTIONAL MARKETING, L.L.C.
d/b/a UPSHOT,
an Illinois limited liability company

as "Seller",

and

HA-LO INDUSTRIES, INC.,
a Delaware corporation

as "Parent"

Dated: May 22, 2002

i

4.27.	Customers, Distributors and Suppliers	31
4.28.	Compliance with Environmental Laws	31
4.29.	Billings	31
4.30.	Banking Relationships	32
4.31.	Relationship of Seller and Parent	32
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR		32
5.1.	Organization of Acquiror	32
5.2.	Authorization	32
5.3.	No Conflict or Violation	33
5.4.	SEC Filings	33
ARTICLE VI. COVENANTS OF THE SELLER PARTIES AND ACQUIROR		33
6.1.	Confidentiality and Non-Competition	33
6.2.	Further Assurances	35
6.3.	No Solicitation	36
6.4.	Notification of Certain Matters	36
6.5.	Investigation by Acquiror	36
6.6.	Conduct of Business	37
6.7.	Employee Matters	37
6.8.	Bankruptcy Court Approval	38
6.9.	Corporate Name of Subsidiaries of Seller	39
6.10.	Patent License Agreement	39
ARTICLE VII. CONSENTS TO ASSIGNMENT		39
7.1.	Consents to Assignment	39
ARTICLE VIII. CONDITIONS TO THE SELLER PARTIES' OBLIGATIONS		40
8.1.	Representations, Warranties and Covenants	40
8.2.	No Actions or Court Orders	40
8.3.	Authorization	40
8.4.	Ancillary Agreements	40
8.5.	Other Deliveries	40
8.6.	Effectiveness of Lease Amendment	40
8.7.	Approval Order	40
ARTICLE IX. CONDITIONS TO ACQUIROR'S OBLIGATIONS		41
9.1.	Representations, Warranties and Covenants	41
9.2.	Consents; Regulatory Compliance and Approval	41
9.3.	No Actions or Court Orders	41
9.4.	Material Changes	41
9.5.	Other Deliveries	41
9.6.	Effectiveness of Lease Amendment	41
9.7.	Final Order	41
ARTICLE X. ACTIONS BY SELLER AND ACQUIROR AFTER THE CLOSING		41
10.1.	Books and Records; Tax Matters	41
10.2.	Survival of Representations, Etc.	42
10.3.	Indemnification	42
10.4.	Holdback Amount	45

ii

10.5.	Bulk Sales	45
10.6.	Taxes	45
10.7.	Insurance	46
10.8.	Exclusive Remedy	46
10.9.	Right of Offset	46
ARTICLE XI. TERMINATION		46
11.1.	Termination	46
11.2.	Termination Payment	47
11.3.	Procedure and Effect of Termination	48
ARTICLE XII. MISCELLANEOUS		48
12.1.	Assignment	48
12.2.	Notices	48
12.3.	Choice of Law	49
12.4.	Entire Agreement; Amendments and Waivers	49
12.5.	Counterparts	49
12.6.	Expenses	49
12.7.	Severability	49
12.8.	Headings	49
12.9.	Publicity	50
12.10.	Cumulative Remedies	50
12.11.	No Third-Party Beneficiaries	50
12.12.	Arbitration; Process	50
12.13.	WAIVER OF JURY TRIAL	50

iii

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 22, 2002, is entered into by and among EQUITY MARKETING, INC., a Delaware corporation ("Acquiror"), PROMOTIONAL MARKETING, L.L.C. d/b/a UPSHOT, an Illinois limited liability company ("Seller"), and HA-LO INDUSTRIES, INC., a Delaware corporation ("Parent" and together with Seller, the "Seller Parties").

RECITALS

        WHEREAS, Seller wishes to sell to Acquiror, and Acquiror wishes to purchase from Seller, the Assets (as defined below) at the price and under the specified terms and conditions as set forth herein;

        WHEREAS, as the sole member of Seller, Parent will benefit from the sale of the Assets to Acquiror;

        WHEREAS, Parent has filed a voluntary bankruptcy petition pursuant to Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") before the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware, Case No. 01-10000 (the "Case");

        WHEREAS, the venue for the Case has been transferred to the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the "Bankruptcy Court"); and

        WHEREAS, Parent intends to seek an order of the Bankruptcy Court or such other court exercising jurisdiction over the Case approving Parent's entering into this Agreement and performing its obligations contemplated hereby.

AGREEMENT

        NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

        1.1    Defined Terms.    As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Accounts Receivable" shall mean all accounts and notes receivable (whether current or noncurrent) of Seller, including trade accounts receivable (including accounts receivable for any products shipped prior to the Closing Date but not invoiced) outstanding as of the Closing Date, and any other rights to receive payments of Seller as of the Closing Date in respect of goods shipped, products sold or services rendered prior to the Closing Date.

          "Acquiror's Expenses" shall mean all out-of-pocket expenses incurred by Acquiror, any of its Representatives or any of its Affiliates in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements, appearances before and proceedings involving the Bankruptcy Court, arranging financing for the transaction, and the due diligence investigation of Seller (including, but not limited, to (a) fees and expenses of lenders or financing sources and (b) financial advisors', investment bankers', accountants', attorneys', experts' or consultants' fees and expenses); provided, however, that Acquiror's Expenses shall not exceed $475,000 and Acquiror's expenses shall exclude out-of-pocket expenses of Acquiror's employees.

          "Action" shall mean any action, complaint claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.

          "Affiliate" shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

          "Approval Order" shall mean an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit A, with such modifications thereto as the parties shall each approve, authorizing and approving, among other things, the sale, transfer and assignment of the Assets to Acquiror in accordance with the terms and conditions of this Agreement."

          "Assets" shall mean all of the right, title and interest of Seller in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used or useful in connection with, or related to, the Business, including, without limitation, all of Seller's right, title and interest in the following:

            (a)  all cash and cash equivalents held by Seller;

            (b)  all Accounts Receivable (whether current or noncurrent);

            (c)  all Contract Rights, to the extent transferable;

            (d)  all Leases;

            (e)  all Leasehold Estates;

            (f)    all Fixtures and Equipment;

            (g)  all Inventory;

            (h)  all Books and Records;

            (i)    all Intellectual Property of Seller;

            (j)    all Permits, to the extent transferable;

            (k)  all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

            (l)    all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

            (m)  all refunds, deposits, prepayments and prepaid expenses of Seller; and

            (n)  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date other than those set forth on Exhibit B attached hereto;

  but excluding therefrom (in each case) the Excluded Assets.

          "Assignment and Assumption of Contract Rights" shall mean the Assignment and Assumption of Contract Rights, substantially in the form attached hereto as Exhibit C to be entered into at the Closing by and between Seller and Acquiror.

          "Assignment and Assumption of Leases" shall mean the Assignment and Assumption of Leases, substantially in the form attached hereto as Exhibit D to be entered into at the Closing by and between Seller and Acquiror.

          "Assignment of Intellectual Property" shall mean the Assignment of Intellectual Property Rights, substantially in the form attached hereto as Exhibit E, to be executed at the Closing by Seller in favor of Acquiror.

          "Balance Sheet" shall mean the balance sheet of Seller at the date indicated thereon, together with the notes thereto.

          "Balance Sheet Date" shall mean December 31, 2001.

          "Balance Sheet Liabilities" shall mean (i) the Current Liabilities and (ii) the non-current portion of the deferred bonus liability to Jon Cheffings in the amount of $237,500 pursuant to Section 3(b) of that certain Employment Agreement, dated as of January 3, 2000, and amended on January 28, 2002, by and between Jon Cheffings and Seller (as assignee of Parent's rights pursuant to that certain Assignment and Assumption Agreement, dated as of July 27, 2001, by and between Seller and Parent), to be set forth on the Pre-Closing Balance Sheet and the Closing Balance Sheet.

          "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Welfare Plan, Pension Plan or Multiemployer Plan.

          "Bidding Procedures" shall mean those bidding procedures, attached hereto as Exhibit F, to be employed with respect to the sale of the Assets subject to Bankruptcy Court approval pursuant to the Sale Procedure Order.

          "Bill of Sale" shall mean the Bill of Sale, substantially in the form attached hereto as Exhibit G, to be executed at the Closing by Seller in favor of Acquiror.

          "Bonus Amount" shall mean Twenty One Million Dollars ($21,000,000.00).

          "Books and Records" shall mean all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by Seller.

          "Business" shall mean any business of Seller, including without limitation, Seller's business of providing advertising, direct marketing, promotional marketing, brand strategy and identity, sports marketing and event marketing services, excluding the business of the Subsidiaries of Seller listed on Schedule 4.2.

          "Business Day" shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

          "Change of Control of Acquiror" shall mean a sale of all or substantially all of the assets of Acquiror, a sale of the majority of the capital stock of Acquiror, or any other transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) as a result of which Acquiror's stockholders of record as constituted immediately prior to such transaction (or series of related transactions) hold less than fifty (50%) of the voting power of the surviving or acquiring entity immediately following consummation of such transaction (or series of related transactions).

          "Closing Adjustment Escrow Agreement" shall mean that certain Closing Adjustment Escrow Agreement, to be entered into on the Closing Date, by and among Acquiror, Seller, and the escrow agent named therein, substantially in the form attached hereto as Exhibit H.

          "Closing Net Working Capital" shall mean Current Assets minus Balance Sheet Liabilities, in each case, as of the Closing Date.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound, whether oral or written, but excluding all Leases.

          "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts and Leases identified on Schedule 4.8 as "Assumed Contracts" or "Assumed Leases" and under any Contracts or Leases not so listed which Acquiror, in its sole discretion, elects to accept and assume.

          "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

          "Current Assets" shall mean the current assets (excluding intercompany receivables of Seller or the Business) of the Business (to the extent included in the Assets) determined in accordance with GAAP.

          "Current Liabilities" shall mean the current liabilities of the Business incurred in the ordinary course of business determined in accordance with GAAP (excluding any (i) intercompany liabilities of Seller or the Business, (ii) liabilities (including accrued liabilities) for Taxes of Seller, (iii) liabilities relating to the New York and Toronto operations of the Business, (iv) liabilities to John R. Kelley, Jr. and/or Carol R. Griseto, including any liabilities that may arise as a result of the consummation of the transactions contemplated by this Agreement, (v) severance liabilities, and (vi) indebtedness for borrowed money).

          "Default" shall mean (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

          "Disclosure Schedule" shall mean a schedule executed and delivered by the Seller Parties to Acquiror as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

          "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans which are, or within the past six years were, sponsored, maintained, contributed to or required to be contributed to by Seller, Seller or any of their ERISA Affiliates or under which Parent, Seller or any of their ERISA Affiliates may incur any liability.

          "Encumbrance" shall mean any claim (as defined in Section 101(5) of the Bankruptcy Code), lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "Environmental Laws" shall mean all applicable federal, state, or local laws, statutes, or regulations, which regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of hazardous substances, or the health and safety of persons or property.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean, with respect to any Person, any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code, but only with respect to such time that such entity was an ERISA Affiliate.

          "Escrow Agent" shall mean a bank or other institution reasonably acceptable to Acquiror and Seller to be designated by Acquiror and Seller prior to the Closing.

          "Escrow Indemnification Agreement" shall mean that certain Escrow Indemnification Agreement, to be entered into on the Closing Date, by and among Acquiror, Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit I.

          "Estimated Closing Net Working Capital" shall mean Current Assets minus Balance Sheet Liabilities, in each case as set forth on the Pre-Closing Balance Sheet.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Excluded Assets" shall mean the following assets of Seller which are not to be acquired by Acquiror hereunder:

            (a)  all Permits, to the extent not transferable;

            (b)  all tangible assets of the Business located at and exclusively used in connection with the New York and Toronto offices of the Business and all Contracts and Leases relating primarily to the New York and Toronto operations of the Business;

            (c)  all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person arising out of or relating to the Assets to the extent related to the Excluded Liabilities;

            (d)  all obligations of Parent or its Affiliates to Seller;

            (e)  interests in the Subsidiaries of Seller listed on Schedule 4.2; and

            (f)    such assets set forth on Exhibit J attached hereto.

          "Excluded Liabilities" shall mean any and all Liabilities of any Seller Party (including any Liability to or in respect of any employee or former employee of Seller or its ERISA Affiliates, including, without limitation any Liability under any employment agreement that is not an

  Assumed Contract, whether or not written, between Seller and any person, and any Liability under or with respect to any Employee Plan), other than the Assumed Liabilities.

          "Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities of Seller.

          "Facility Leases" shall mean all of the leases of Facilities listed on Schedule 4.8(a)(xiii).

          "Final Order" shall mean an order or determination by the Bankruptcy Court (a) that is not reversed, stayed, enjoined, set aside, annulled or suspended within the deadlines provided by applicable statutes or regulations, (b) with respect to which no request for stay, motion or petition for reconsideration, application or request for review, or notice of appeal or other judicial petition for review has been filed and is pending, and (c) as to which all deadlines for filing any such request, motion, petition, application, appeal or notice have expired.

          "Financial Statements" shall mean the Year-End Financial Statements and the Interim Financial Statements.

          "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by Seller, wherever located and including any such Fixtures and Equipment in the possession of any of Seller's suppliers, including all warranty rights with respect thereto.

          "GAAP" shall mean United States generally accepted accounting principles and practices as in effect from time to time.

          "Insurance Policies" shall mean the insurance policies of Seller listed on Schedule 4.24.

          "Intellectual Property" shall mean any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in the United States or anywhere in the universe. Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:

            (a)  all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name;

            (b)  all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

            (c)  all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

            (d)  all trademarks, service marks, logos, trade names, domain names, 1-800, 1-888, 1-877 and other "vanity" telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

            (e)  all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets and technical data, computer programs, and all hardware, software and processes; and

            (f)    all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights) including, without limitation, all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

          "Interim Balance Sheet" shall mean the unaudited Balance Sheet dated the Interim Balance Sheet Date.

          "Interim Balance Sheet Date" shall mean April 30, 2002.

          "Interim Financial Statements" shall mean the Interim Balance Sheet and the unaudited statements of operations, changes in stockholders' equity and cash flow of the Business for the three month period ended on the Interim Balance Sheet Date.

          "Inventory" shall mean all of Seller's inventory held for resale and all of Seller's raw materials, unbilled receivables, deferred costs, work in process, finished products, wrapping, supply and packaging items and similar items, in each case, wherever the same may be located.

          "IRS" shall mean the Internal Revenue Service.

          "Key Employees" shall mean Brian Kristofek, G. Brock Montgomery, Jon Cheffings and Nicholas Jones.

          "Landlord" shall mean 303 Wacker Realty L.L.C., a Delaware limited liability company.

          "Leasehold Estates" shall mean all of Seller's rights and obligations as lessee under the Leases.

          "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

          "Leased Real Property" shall mean all leased property described in the Facility Leases.

          "Lease Amendment" shall mean the Assignment, Assumption, Consent and Third Amendment to Lease, dated as of the date hereof by and among Landlord, Seller and Acquiror.

          "Leases" shall mean all of the existing leases with respect to the real or personal property of Seller listed on Schedule 4.8(a)(xiii) and Schedule 4.8(a)(xiv) respectively, and leases with respect to the real or personal property of Seller which are not required to be listed on Schedule 4.8(a)(xiii) or Schedule 4.8(a)(xiv).

          "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves.

          "Material Adverse Effect" or "Material Adverse Change" shall mean any significant adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business, taken as a whole, or on the ability of Parent or Seller to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse

  Change"; provided, however, that changes or events (a) resulting from the entry into this Agreement or the public announcement thereof, (b) resulting from conditions specifically affecting the marketing and advertising business (excluding any such conditions that result in material adverse changes or developments in United States financial markets (including as a result of the occurrence of any outbreak or escalation of national or international hostilities, acts of terrorism involving the United States or declaration of a national emergency or war by the United States), the material effect of which does not dissipate within ten Business Days) or (c) described on Schedule 4.5 (other than clause (r)(4) of Schedule 4.5) attached hereto shall not constitute a "Material Adverse Effect" or "Material Adverse Change" hereunder.

          "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA.

          "Net Revenue" shall have the meaning set forth on Schedule 2.5(a) and shall be calculated using the same applicable methodology as was applied in connection with the preparation of the final Closing Balance Sheet.

          "ordinary course of business" or "ordinary course" or any similar phrase shall mean the ordinary course of the Business and consistent with Seller's past practice.

          "Organizational Documents" shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

          "Owned Real Property" shall mean all real property owned in fee by Seller, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

          "Parent's Expenses" shall mean all out of pocket expenses incurred by Parent, Seller, any of their respective Representatives or any of their respective Affiliates in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Ancillary Agreements and appearances before and proceedings involving the Bankruptcy Court relating to this Agreement (including, but not limited, to financial advisors', investment bankers', accountants', experts' or consultants' fees and expenses); provided, however, that Parent's Expenses shall not exceed $475,000 and Parent's expenses shall exclude out-of-pocket expenses of employees of either Seller Party.

          "Patent License" means the Patent License Agreement dated September 5, 2000 between Westminster International Computers, Inc. and Upshot Integrated, Inc. under which Seller is a Licensee (as defined therein).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan).

          "Permits" shall mean all material licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of Seller.

          "Permitted Encumbrances" shall mean the Encumbrances set forth in Schedule 4.7(c).

          "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

          "Qualified Prospect" shall mean any Person that executes a Confidentiality Agreement (as defined in the Bidding Procedures) pursuant to the Bidding Procedures.

          "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

          "Richmond Lease" means that certain Deed of Lease, dated as of December 15, 1999, by and between Liberty Property Limited Partnership and Seller as successor by merger to Upshot Direct Incorporated.

          "Sale Procedure Order" shall mean an order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit K.

          "Seller Employee Plan" shall mean any Employee Plan in which any employee, former employee, director, or former director of Seller or its subsidiaries participates, has participated, or is eligible to participate on the Closing Date.

          "Seller Parties' Knowledge" or "Knowledge of the Seller Parties" or "Seller's Knowledge" shall mean the actual knowledge of any of Marc S. Simon, Gregory J. Kilrea or Keith Stenlund, in each case, following due inquiry, including due inquiry of Brock Montgomery and Brian Kristofek (it being understood that the Seller Parties may rely on a certificate in the form presented to Acquiror on the date hereof executed by Brock Montgomery and Brian Kristofek on the date of this Agreement and the Closing Date for purposes of such due inquiry (unless such a certificate is not executed by one or both of them on the Closing Date, in which case the Seller Parties may rely on the certificate executed by the applicable individual on the date of this Agreement)).

          "Subsidiary" shall mean (a) any corporation in an unbroken chain of corporations beginning with Seller if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which Seller is a general partner, or (c) any partnership in which Seller possesses a fifty percent (50%) or greater interest in the total capital or total income of such partnership.

          "Target Amount" shall mean Seventeen Million Dollars ($17,000,000.00).

          "Tax" shall mean (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States or foreign), (b) liability for the payment of any amount described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts of the type described in clause (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

          "Taxpayer" shall mean (a) Parent, (b) Seller and (c) each member of any group of corporations with respect to which Parent or Seller files or has filed a consolidated, combined or unitary Tax Return.

          "Tax Return" shall mean a report, return or other information required to be supplied to a governmental agency with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

          "Termination Payment" shall have the meaning specified in the Bidding Procedures and repeated in Section 11.2(a).

          "Upshot Business" shall mean Seller's existing business of providing advertising, direct marketing, promotional marketing, brand strategy and identity, sports marketing and event marketing (specifically excluding any existing business of Acquiror and excluding any other businesses acquired or separately commenced by Acquiror after the Closing Date).

          "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

          "Year-End Financial Statements" shall mean the balance sheet and the statement of operations, changes in stockholders' equity and cash flow of the Business for the twelve month period ended on the Balance Sheet Date.

        1.2.    Other Defined Terms.    The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquiring Party	6.1(b)
Acquiror 401(k) Plan	6.7(i)
Acquiror Benefit Plans	6.7(f)
Acquiror Indemnitees	10.3(a)
Acquiror SEC Reports	5.4
Additional Contracts	2.2(a)
Adjustment Amount	2.6(b)
Amended Patent License Agreement	6.10
Ancillary Agreements	4.3
Assumed Liabilities	2.4
Break-up Fee	11.2(a)
Claim	10.3(d)
Claim Notice	10.3(d)
Closing	3.1
Closing Balance Sheet	2.6(a)
Closing Date	3.1
Competitive Activities	6.1(b)
Consultant	6.5(b)
Damages	10.3(a)
Earnout Payment	2.7(a)
Escrow Amount	2.4(a)
Fee Reimbursement	11.2(a)
Holdback Amount	2.4(b)

Holdback Fund	10.4
Independent Accountant	2.7(b)
Notifying Party	6.4
Pre-Closing Tax Period	10.6(a)
Post-Closing Tax Period	10.6(a)
Proposed Acquisition Transaction	6.2(a)
Purchase Price	2.4
Purchase Price Allocation Schedule	2.4
Rehired Employee	6.7(a)
Restricted Person	6.1(a)
SEC	5.4
Seller 401(k) Plan	6.7(i)
Seller Indemnitees	9.3(b)
Seller's Account	2.4
Shortfall Amount	2.6(b)
Termination Payment	11.2(a)
Upshot Business Financial Statements	2.7(a)
Third Party Sale	11.2(a)
WARN Act	4.17(b)

ARTICLE II.

PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

        2.1    Transfer of Assets.    Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller hereby agrees to sell, convey, transfer, assign and deliver to Acquiror, and Acquiror hereby agrees to purchase, acquire and accept from Seller, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances in accordance with, and with all of the protections afforded by, Section 363 of Title 11 of the Bankruptcy Code.

        2.2.    Assumption of Liabilities.

          (a)  Upon the terms and subject to the conditions contained herein, at the Closing, Acquiror agrees to assume (i) all Liabilities accruing, arising out of, or relating to periods, events or occurrences happening after the Closing Date under (a) the Contracts and Leases identified on Schedule 4.8 as "Assumed Contracts" or "Assumed Leases"; (b) any Contract or Lease not required to be set forth on Schedule 4.8 which (1) is commercially reasonable as to its terms binding Seller, (2) is terminable by Seller within twelve (12) months of Closing, without adverse recourse, (3) is reflected in the Books and Records, (4) was entered into as a result of an arms' length negotiation in the ordinary course of business and (5) would not, together with other such Contracts described in clause (b), create a Material Adverse Effect; and (c) under any other Contracts or Leases that are not Assumed Contracts pursuant to the foregoing clauses (a) or (b) which Acquiror elects to accept and assume in its sole discretion (the "Additional Contracts"), excluding in each case any Liability for any Default under any Contract or Lease occurring on or prior to the Closing Date, and excluding, in each case, any intercompany Contracts of Seller or the Business, (ii) all Balance Sheet Liabilities, and (iii) liability for real property, personal property and similar ad valorem taxes specifically apportioned to Acquiror pursuant to Section 10.7 hereof (collectively, the "Assumed Liabilities").

          (b)  If Seller discovers an Additional Contract, it shall promptly give Acquiror written notice of such Additional Contract and a copy of such Additional Contract, and Acquiror shall have fifteen (15) days after the date it receives such notice to notify Seller whether it elects to assume such Additional Contract in its sole discretion. If Acquiror fails to notify Seller of its intention to assume such Additional Contract during such fifteen (15) day period, Seller may assume that Acquiror does not intend to assume such Additional Contract. If Acquiror discovers an Additional Contract, it may assume such Additional Contract in its sole discretion by giving Seller written notice of its intention to assume such Additional Contract. Any Additional Contracts which Acquiror elects to assume pursuant to this Section 2.2(b) shall be deemed Assumed Contracts for purposes of this Agreement and the Assignment and Assumption of Contract Rights.

        2.3.    Nonassumption of Liabilities.    Notwithstanding any other provisions of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2 above, Acquiror shall not assume or otherwise be responsible for any of the Excluded Liabilities.

        2.4.    Purchase Price.

          (a)  Upon the terms and subject to the conditions contained herein, at the Closing, in consideration for the transfer of the Assets pursuant to Section 2.1 of this Agreement, Acquiror shall pay the Purchase Price (as defined herein) by depositing in an account designated by Seller (which account shall be designated by Seller in writing at least three (3) Business Days prior to the Closing) (the "Seller's Account"): (a) Ten Million Two Hundred Fifty Thousand Dollars ($10,250,000.00) (the "Purchase Price"), subject, however, to the pre-closing adjustment set forth in Section 2.5, less (b) the Escrow Amount, and less (c) the Holdback Amount. The amount to be deposited in the Seller's Account on the Closing Date shall be paid in cash by wire transfer of immediately available funds to the Seller's Account. In the event Seller has not paid any amount required to be paid by Seller to Landlord under the Lease Amendment as a condition to the effectiveness of the Lease Amendment, Acquiror may, at its election, pay such amounts to Landlord directly and offset any amounts so paid against the portion of the Purchase Price to be paid to Seller's Account at the Closing.

          (b)  Seller and Acquiror agree that as soon as reasonably practical after the Closing, and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement, the Purchase Price and the Assumed Liabilities shall be allocated among the Assets in accordance with an allocation schedule (the "Purchase Price Allocation Schedule") proposed by Acquiror and reasonably acceptable to Seller, which shall be prepared in a manner required by Section 1060 of the Code and other applicable law and delivered by Acquiror to Seller no later than forty-five (45) days after the Closing. In connection with the Purchase Price Allocation Schedule, Seller and Acquiror shall discuss the allocation of the Purchase Price and attempt in good faith to reach agreement with respect thereto. Seller and Acquiror shall prepare mutually acceptable and substantially identical initial and supplemental IRS Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Purchase Price Allocation Schedule (giving effect to mutually agreed-upon adjustments to the allocation set forth on the Purchase Price Allocation Schedule as a result of any required adjustments to the Purchase Price or payment of any Earnout Payment pursuant to Article II which the parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing authorities.

          (c)  The "Escrow Amount" shall be an amount equal to One Million Dollars ($1,000,000.00) which Acquiror, at the Closing, shall, pursuant to the Closing Adjustment Escrow Agreement, deliver to the escrow agent named therein to be held in an escrow account (the "Escrow Account"), pending the final determination of the Adjustment Amount (as defined in Section 2.6 below).

          (d)  The "Holdback Amount" shall be an amount equal to (i) One Million Twenty Five Thousand Dollars ($1,025,000.00) which Acquiror, at the Closing, shall, pursuant to the Escrow Indemnification Agreement, deliver to the Escrow Agent, plus (ii) any amount required to be deposited in the Holdback Fund in accordance with Section 2.7(c)(ii).

        2.5.    Pre-Closing Adjustment.

          (a)    Pre-Closing Balance Sheet.    No later than five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Acquiror (i) an unaudited Balance Sheet dated the Closing Date (the "Pre-Closing Balance Sheet"), and (ii) a reasonably detailed calculation of the Estimated Closing Net Working Capital. The Pre-Closing Balance Sheet shall be prepared by Seller's personnel in accordance with GAAP, as applied in preparation of the Year-End Balance Sheet (subject to the items set forth in Schedule 2.5(a)) and shall fairly in all material respects present the Current Assets and Balance Sheet Liabilities of the Business as of the Closing Date. Seller shall consult with Acquiror and its accountants with respect to the preparation of the Pre-Closing Balance Sheet. The Pre-Closing Balance Sheet shall be accompanied by reasonably detailed schedules indicating a calculation of the Estimated Closing Net Working Capital as set forth on the Pre-Closing Balance Sheet.

            (i)    If the Estimated Closing Net Working Capital is a positive number, then the Purchase Price to be paid by Acquiror at the Closing shall be increased by an amount equal to the Estimated Closing Net Working Capital.

            (ii)  If the Estimated Closing Net Working Capital is a negative number, then the Purchase Price to be paid by Acquiror at the Closing shall be decreased by an amount equal to the absolute value of the Estimated Closing Net Working Capital.

        2.6.    Post-Closing Adjustment.

          (a)    Closing Balance Sheet.    No later than ninety (90) calendar days following the Closing Date, Acquiror shall prepare and deliver to Seller (i) a Balance Sheet dated the Closing Date (the "Closing Balance Sheet"), and (ii) a reasonably detailed calculation of the Adjustment Amount. The Closing Balance Sheet shall be prepared by Acquiror's personnel in accordance with GAAP, as applied in preparation of the Year-End Balance Sheet (subject to the items set forth in Schedule 2.5(a)) and shall fairly in all material respects present the Current Assets and Balance Sheet Liabilities of the Business as of the Closing Date. The Closing Balance Sheet shall be accompanied by reasonably detailed schedules indicating a calculation of the Closing Net Working Capital as set forth on the Closing Balance Sheet.

          (b)    Adjustment Amount.    The "Adjustment Amount" shall be an amount equal to (i) Closing Net Working Capital, minus (ii) Estimated Closing Net Working Capital.

            (i)    If the Adjustment Amount is a positive number, then Acquiror and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Seller an amount equal to the Escrow Amount (including accrued interest earned in the Escrow Account), and Acquiror shall pay to Seller the Adjustment Amount plus interest on the amount of the Adjustment Amount calculated from the Closing Date at the rate of five percent (5%) per annum.

            (ii)  If the Adjustment Amount is a negative number, the absolute value of which is less than or equal to the Escrow Amount, then Acquiror and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Acquiror an amount equal to the absolute value of the Adjustment Amount plus that portion of accrued interest earned in the Escrow Account relating to the portion of the Escrow Account being paid to Acquiror. The joint written instructions executed and delivered by Acquiror and Seller to the Escrow Agent, shall also instruct the Escrow Agent to distribute to Seller the balance of the Escrow Amount.

            (iii)  If the Adjustment Amount is a negative number, the absolute value of which is greater than the Escrow Amount, Acquiror and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Acquiror an amount equal to the Escrow Amount (including accrued interest held in the Escrow Account), and Seller Parties shall pay to Acquiror an amount equal to the absolute value of the Adjustment Amount less the Escrow Amount plus interest on such difference calculated from the Closing Date at the rate of five percent (5%) per annum (the "Shortfall Amount"). Seller Parties' obligation to pay the Shortfall Amount shall be joint and several, and the obligation of Parent to pay the Shortfall Amount shall be entitled to administrative status under 11 U.S.C. Section 503(b) and 507(a).

          (c)    Disputed Adjustment Amount.    If Seller shall disagree with the Adjustment Amount, it shall notify Acquiror of such disagreement in writing specifying in detail the particulars of such disagreement within fifteen (15) Business Days after Seller's receipt of the Closing Balance Sheet. To the extent that any portion of the Adjustment Amount is not in dispute, within fifteen (15) Business Days after Seller's receipt of the Closing Balance Sheet, Acquiror and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Acquiror or Seller, as the case may be, that portion of the Adjustment Amount which is not in dispute in the manner set forth in Section 2.6(b).

          (d)    Resolution of Disputed Adjustment Amount.    Acquiror and Seller shall use their reasonable efforts for a period of thirty (30) calendar days after Seller's delivery of such notice (or such longer period as Acquiror and Seller shall mutually agree upon) to resolve any disagreements raised by Seller with respect to the calculation of the Adjustment Amount and shall promptly execute and deliver appropriate joint written instructions to the Escrow Agent if such disagreement is resolved. If, at the end of such period, Acquiror and Seller are unable to resolve such disagreements, Acquiror and Seller shall jointly select an independent auditor of recognized national standing that is not Andersen to resolve any remaining disagreements; provided that PricewaterhouseCoopers LLP will be the independent auditor if Acquiror and Seller cannot agree on the selection of such independent auditor. The determination by such independent auditor shall be final, binding and conclusive on the parties. Acquiror and Seller shall use their reasonable efforts to cause the independent auditor to make its determination within thirty (30) calendar days of accepting its selection. Within ten (10) calendar days after the date of determination of such independent auditor, Acquiror and Seller shall promptly execute and deliver joint written instructions to the Escrow Agent, instructing the Escrow Agent to distribute to Acquiror and/or Seller, as the case may be, any funds remaining in the Escrow Account in accordance with the determination of the independent auditor. The fees and expenses of such independent auditor shall be borne by Acquiror and Seller Parties in proportion to the aggregate amount of all disputed items as to which such party's claim was unsuccessful (i.e., if there are $1,000,000 of disputed items and the independent auditor determines that Seller's claim prevails with respect to $250,000 of such disputed items and Acquiror's claim prevails with respect to $750,000 of such disputed items, then Seller Parties would be obligated to pay seventy five percent (75%) of the fees and expenses and Acquiror would be obligated to pay twenty five percent (25%) of the fees and expenses).

          (e)    Payment of Adjustment Amount.    All payments made by Acquiror or Seller or out of the Escrow Account as part of the Adjustment Amount, shall be made by wire transfer of immediately available funds to an account designated by the payee.

        2.7.    Earnout.

          (a)  In connection with this Section 2.7, Acquiror shall deliver to the Seller no later than sixty (60) days following the end of each of the first four calendar quarters following the Closing Date (it being understood that if the Closing occurs in June, the first of such calendar quarters shall be the calendar quarter ending September 30, 2002), financial statements of the Upshot Business setting forth the amount of aggregate Net Revenue of the Upshot Business for each month in such calendar quarter beginning with the first full calendar month following the Closing Date and ending with the twelfth full calendar month following the Closing Date (the "Upshot Business Financial Statements"). The Upshot Business Financial Statements shall set forth the Net Revenue attributable to the Upshot Business on a client by client basis and shall specify the amount of each adjustment to Net Revenues contemplated by clauses (a)-(    ) of Schedule 2.5(a). In the event Net Revenue of the Upshot Business for the first full twelve calendar month period following the Closing Date equals or exceeds the Target Amount, Acquiror shall pay to Seller an amount equal to fifty percent (50%) of the amount by which Net Revenue exceeds the Target Amount in accordance with the terms of this Section 2.7, up to a maximum aggregate payment of Two Million Dollars ($2,000,000.00) pursuant to this sentence. In the event Net Revenue of the Upshot Business for the first twelve calendar month period following the Closing Date exceeds the Bonus Amount, Acquiror shall pay to Seller an amount equal to thirty three percent (33%) of the amount by which Net Revenue exceeds the Bonus Amount (in addition to the amount paid pursuant to the preceding sentence) in accordance with the terms of this Section 2.7. Any amounts required to be paid pursuant to either of the preceding two sentences are collectively referred to as "Earnout Payments". Notwithstanding the foregoing, in the event a Change of Control of Acquiror occurs and Brian Kristofek's responsibilities are expanded beyond the Upshot Business, then the maximum aggregate Earnout Payments that Acquiror will be required to make under this Section 2.7 will equal Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00). If Net Revenue for the first full twelve calendar month period following the Closing Date equals or is less than the Target Amount, Acquiror shall have no obligation to pay any Earnout Payment.

          (b)  Unless Seller gives written notice to Acquiror on or before the twentieth (20th) calendar day after Seller's receipt of the final Upshot Business Financial Statement to be delivered pursuant to this Section 2.7(b), specifying in reasonable detail all disputed items and the basis therefor, Seller shall be deemed to have accepted the Upshot Business Financial Statements and Acquiror shall (i) have no obligation to pay any Earnout Payment to Seller if Net Revenue for the first full twelve calendar month period following the Closing Date is equal to or less than the Target Amount or (ii) have an obligation to pay the applicable Earnout Payment(s) if Net Revenue exceeds the Target Amount. If Seller so notifies Acquiror of its objection to the Upshot Business Financial Statements, Seller and Acquiror shall, within twenty (20) days following such notice, attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If, at the end of such twenty (20) day period, Seller and Acquiror are unable to resolve such disagreements, Acquiror and Seller shall jointly select an independent auditor of recognized national standing that is not Andersen to resolve any remaining disagreements; provided that PricewaterhouseCoopers LLP will be the independent auditor if Acquiror and Seller cannot agree on the selection of such independent auditor (the "Independent Accountant"). Acquiror and Seller shall use their reasonable efforts to cause the Independent Accountant to make its determination within thirty (30) calendar days of accepting its selection. The determination by the Independent Accountant shall be final, binding and conclusive on the parties. The fees and expenses of the Independent Accountant shall be borne by Acquiror and Seller Parties in proportion to the aggregate amount of all disputed items as to which such party's claim was unsuccessful (i.e., if there is a $1,000,000 dispute regarding the amount of the Earnout Payment and the Independent Accountant determines that Seller's claim prevails with respect to $250,000 of such disputed amount and Acquiror's claim prevails with respect to $750,000 of such disputed amount, then Seller Parties would be obligated to pay seventy five percent (75%) of the fees and expenses and Acquiror would be obligated to pay twenty five percent (25%) of the fees and expenses).

          (c)  Subject to Section 10.9 below, within ten (10) calendar days after (i) receipt by Seller of Upshot Business Financial Statements which reflect aggregate Net Revenue for the first twelve month period following the Closing Date equal to or in excess of the Target Amount, or (ii) in the event of a disagreement, the date of resolution of such disagreement by the Parties or the date of determination by the Independent Accountant pursuant to Section 2.7(c) (it being understood that this clause (ii) shall only apply to any disputed portion of the Earnout Payments), the applicable Earnout Payment shall be paid by Acquiror as follows:

            (i)    Acquiror shall pay ninety percent (90%) of the Earnout Payment to an account designated by Seller in writing; and

            (ii)  Acquiror shall deposit ten percent (10%) of the Earnout Payment to the Holdback Fund, which amount shall become part of the Holdback Amount.

          (d)  In connection with the operation of the Upshot Business after the Closing, Acquiror agrees to maintain separate divisional books and records for the Upshot Business in accordance with GAAP, consistently applied. Acquiror and each of the Seller Parties agree to act in good faith during the Earnout Period relative to the Upshot Business and not to take actions that would be unfairly prejudicial or discriminatory to the Upshot Business for the purpose of adversely affecting Seller's interest in receiving an Earnout Payment.

          (e)  Upon delivery of the Upshot Business Financial Statements, Acquiror shall afford to Seller and its accounting representatives prompt and reasonable access upon reasonable notice to all information reasonably necessary to verify calculation of the Net Revenue. Acquiror shall make its employees who are familiar with such matters, its independent outside accounting firm available to Seller and its representatives on a mutually convenient basis at reasonable times during normal business hours to provide an explanation of such materials and to provide such other information as Seller and its representatives may reasonably request in connection with its review of the Upshot Business Financial Statements.

        2.8.    Transfer Taxes.    Seller shall pay, and Seller shall indemnify and hold harmless Acquiror from, all transfer, conveyance or similar Taxes imposed as a result of the transactions contemplated by this Agreement. Seller and Acquiror shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Sellers' payment of such Taxes. Seller and Acquiror, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Taxes.

ARTICLE III.

CLOSING

        3.1.    Closing.    The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, Sears Tower, Suite 5800, 233 South Wacker Drive, Chicago, Illinois, 60606-6401 on the date that is three (3) Business Days following the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in Article VIII and Article IX, or at such other time or place as Acquiror and Seller may mutually agree in writing (the date on which the Closing takes place being the "Closing Date").

        3.2.    Deliveries at Closing.

          (a)    Deliveries by Acquiror.    Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Seller Parties contained herein, in consideration of the sale, assignment and transfer of the Assets, Acquiror agrees to deliver (or cause to be delivered) to Seller at the Closing on the Closing Date the following agreements and documents, all satisfactory in form and substance to Seller and its respective legal counsel:

            (i)    the wire transfer of the portion of the Purchase Price to be paid to Seller on the Closing Date, subject to the pre-closing adjustment set forth in Section 2.5;

            (ii)  a certificate executed by the Secretary or an Assistant Secretary of Acquiror certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of Acquiror certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true an complete copy of the resolutions of the board of directors of Acquiror authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) incumbency matters;

            (iii)  a certificate of good standing and/or subsistence of Acquiror, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware; and

            (iv)  a certificate executed by an officer of Acquiror certifying that as of the Closing Date (A) all representations and warranties of Acquiror contained in Article V shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, and (B) Acquiror shall have performed and satisfied in all respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; except in each case for any such failure to so perform and/or the inaccuracy of any representation which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

          (b)    Deliveries by the Seller Parties.    Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and agreements of Acquiror contained herein and in consideration of the Purchase Price to be paid to Seller, the Seller Parties agree to deliver (or cause to be delivered) to Acquiror at the Closing on the Closing Date the following agreements and documents, all satisfactory in form and substance to Acquiror and its legal counsel:

            (i)    a certificate executed by the Secretary or an Assistant Secretary of Parent certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of Parent certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true an complete copy of the resolutions of the board of directors of Parent authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) incumbency matters;

            (ii)  a certificate executed by the Secretary or an Assistant Secretary of Seller certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of Seller certified as of a recent date by the Secretary of State of the State of Illinois, (B) a true an complete copy of the resolutions of Parent as sole member of Seller and managers of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) incumbency matters;

            (iii)  certificates of good standing and/or subsistence of Seller, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Illinois and the Secretary of State of Virginia and a certificate of good standing of Parent, dated as of a recent date prior to the Closing issued by the Secretary of State of the State of Delaware;

            (iv)  a certificate executed by each of the Seller Parties certifying that as of the Closing Date (A) all representations and warranties of the Seller Parties contained in Article IV shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, and (B) the Seller Parties shall have performed and satisfied in all respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; except in each case for any such failure to so perform and/or the inaccuracy of any representation which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change;

            (v)  an opinion of Neal Gerber & Eisenberg, counsel to the Seller Parties, dated as of the Closing Date, in the form attached hereto as Exhibit L;

            (vi)  evidence of receipt of all consents set forth on Schedule 3.2(b)(vi);

            (vii)    an affidavit from Seller stating, under penalties of perjury, Seller's taxpayer identification number and that Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code; and

            (viii)    a Release executed by Parent in favor of Acquiror, in the form attached hereto as Exhibit M.

        3.3.    Other Closing Transactions.    In addition, subject to the terms and conditions of this Agreement, Acquiror and the applicable Seller Parties shall deliver or cause to be delivered to each other party on the Closing Date:

          (a)  the Bill of Sale;

          (b)  the Assignment and Assumption of Contract Rights;

          (c)  the Assignment and Assumption of Leases;

          (d)  the Assignment of Intellectual Property;

          (e)  the Closing Adjustment Escrow Agreement; and

          (f)    the Escrow Indemnification Agreement.

        3.4.    Other Deliveries.    In addition, subject to the terms and conditions of this Agreement, the Seller Parties shall deliver or cause to be delivered to Acquiror on the Closing Date such other documents and instruments as in the opinion of counsel for Acquiror may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

        Each of the Seller Parties jointly and severally hereby represents and warrants to Acquiror as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

        4.1.    Organization of Seller and Parent.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois with full power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Parent is the sole member of Seller. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 4.1, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, other than where the failure to be so qualified would not have a Material Adverse Effect. Copies of the Organizational Documents of Seller, and all amendments thereto, heretofore delivered to Acquiror are true, accurate and complete as of the date hereof.

        4.2.    Subsidiaries.    Except as set forth on Schedule 4.2, Seller does not have any Subsidiaries. None of the Subsidiaries set forth on Schedule 4.2 have any right, title or interest in or to any assets used or useful with, or related to, the Business. Except as set forth on Schedule 4.2, Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity.

        4.3.    Authorization.    Subject to the issuance of the Approval Order, each Seller Party has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the other agreements, instruments, documents and certificates to be executed and delivered by any of the Seller Parties pursuant hereto (collectively, the "Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller Parties and the consummation by the Seller Parties of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Parent, the managers of Seller and Parent in its capacity as the sole member of Seller, and Acquiror has been provided with documentation of such board, manager and member approvals. No corporate or limited liability company proceedings, as applicable, or other actions on the part of any Seller Party are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Seller Parties and is, and upon execution and delivery of the Ancillary Agreements, each of the Ancillary Agreements will be, subject to, the issuance of the Sale Procedure Order, legal, valid and binding obligations of each of the Seller Parties enforceable against each of them in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

        4.4.    Consents and Approvals.    Except for the entry of the Sale Procedure Order and the Approval Order, (a) except as set forth on Schedule 4.4(a) no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Person (other than the consent of the manager and member of Seller, which has already been obtained and other than consents to the assignment of Contracts), and (b) except as set forth on Schedule 4.4(b) no consent to the assignment of any Contract required to be disclosed on Schedule 4.8 or Schedule 4.19(b) from any other Person, is, in each case, required to be made or obtained by Parent, Seller or any other Affiliate of Parent or Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Parent, Seller or any other Affiliate of Parent or Seller, as applicable.

        4.5.    Absence of Certain Changes or Events.    Since the Balance Sheet Date, except as set forth on Schedule 4.5, there has not been any:

          (a)  change in Seller's authorized or issued membership interests; grant of any membership interest option or right to purchase any equity interest in Seller; issuance of any security convertible into such equity interest; grant of any registration rights; purchase, redemption, retirement or other acquisition by Seller of any such equity interests; or declaration or payment of any dividend or other distribution or payment in respect of such equity interests;

          (b)  amendment to the Organizational Documents of Seller;

          (c)  actual or, to Seller's Knowledge, threatened Material Adverse Change in the financial condition, working capital, members' equity, assets, Liabilities, reserves, revenues, income earnings, prospects or Business of Seller;

          (d)  change in accounting methods, principles or practices by Seller affecting the Assets, its Liabilities or the Business;

          (e)  material revaluation by Seller of any of the Assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

          (f)    damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets or the Business;

          (g)  cancellation of any indebtedness or waiver or release of any right or claim of Seller relating to its activities or properties which had or will have a Material Adverse Effect;

          (h)  increase of ten percent (10%) or more in the rate of compensation payable or to become payable to any director, officer or other employee of Seller or any consultant, Representative or agent of Seller, including, without limitation, the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, or the addition to, modification of, or contribution to any Seller Employee Plan, arrangement, or practice described in the Disclosure Schedule other than (i) contributions made for the fiscal year 2001 in accordance with the normal practices of Seller or (ii) the extension of coverage to others who become eligible after the Balance Sheet Date;

          (i)    to Seller's Knowledge, entry into, amendment, cancellation or termination of any Contract, commitment, agreement, Lease, transaction or Permit relating to the Assets or the Business, including, without limitation, any employment, consulting, distributorship, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to Seller of at least $100,000;

          (j)    to Seller's Knowledge, mortgage, pledge or other encumbrance of any Assets of Seller having, individually or in the aggregate, a value of $100,000 or more, except purchase money mortgages arising in the ordinary course of business;

          (k)  to Seller's Knowledge, sale, assignment or transfer of any of the Assets of Seller having, individually or in the aggregate, a value of $100,000 or more, other than in the ordinary course of business;

          (l)    to Seller's Knowledge, incurrence of indebtedness in excess of $100,000 by Seller for borrowed money or commitment to borrow money entered into by Seller, or loans made or agreed to be made by Seller, or indebtedness guaranteed by Seller;

          (m)  to Seller's Knowledge, incurrence by Seller of Liabilities in excess, individually or in the aggregate, of $100,000 or more, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of Seller;

          (n)  to Seller's Knowledge, payment, discharge or satisfaction of any Liabilities of Seller in excess, individually or in the aggregate, of $100,000 or more other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the Financial Statements or incurred in the ordinary course of business;

          (o)  to Seller's Knowledge, capital expenditure by Seller, the execution of any Lease by Seller or the incurring of any obligation by Seller to make any capital expenditure or execute any Lease, in each case, in excess, individually or in the aggregate, of $100,000 or more;

          (p)  failure to pay or satisfy when due any Liability of Seller, except where the failure would not have a Material Adverse Effect;

          (q)  disposition or lapsing of any material Intellectual Property or any disposition or disclosure to any person of any Intellectual Property not theretofore a matter of public knowledge;

          (r)  to Seller's Knowledge, existence of any other event or condition which in any one case or in the aggregate has or would reasonably be expected to have a Material Adverse Effect; or

          (s)  to Seller's Knowledge, agreement, whether oral or written, by Seller to do any of the things described in the preceding clauses (a) through (r) other than as expressly provided for herein.

        4.6.    Facilities.

          (a)    Owned Real Property.    Seller does not have any Owned Real Property.

          (b)    Actions.    There are no pending or, to the Knowledge of the Seller Parties, threatened condemnation proceedings or other Actions relating to any Facility.

          (c)    Leases or Other Agreements.    Except for Facility Leases listed on Schedule 4.8(a)(xiii) below, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Facility, or any real property or any portion thereof or interest in any such Facility or real property.

          (d)    Facility Leases and Leased Real Property.    With respect to each Facility Lease, Seller has and will transfer to Acquiror at the Closing an unencumbered interest in the applicable Leasehold Estate. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property. Schedule 4.8(a)(xiii) sets forth a complete and accurate list of all real property Leases or other interests therein owned by Seller.

          (e)    Certificate of Occupancy.    To the Knowledge of the Seller Parties, all Facilities have received all required approvals of governmental authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Regulations.

          (f)    No Special Assessment.    To the Knowledge of the Seller Parties, Seller has not received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

        4.7.    Assets.    Seller has and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby and Acquiror will acquire good and marketable title to all of the Assets, in each case free and clear of any Encumbrances other than Permitted Encumbrances. To Seller's Knowledge, the Assets include without limitation all material assets necessary for the conduct of the Business as presently conducted by Seller and to permit Acquiror to continue to conduct the Business in all respects in substantially the same manner as the Business has been conducted through the date hereof. Except as set forth on Schedule 4.7(a), no assets used in connection with the operation of the Business are owned by Parent or any Affiliate of Parent other than Seller. Schedule 4.7(b) contains accurate lists and summary descriptions of all the tangible Assets where the value of an individual item exceeds $10,000 or where an aggregate of similar items exceeds $25,000. To Seller's Knowledge, all tangible assets and properties which are part of the Assets are in good operating condition and repair, subject to repair or replacement from time to time in the ordinary course of business, and are usable in the ordinary course of business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.

        4.8.    Contracts and Commitments.

          (a)    Contracts.    Schedule 4.8 sets forth a complete and accurate list of all Contracts (including, to Seller's Knowledge, oral agreements) of the following categories:

            (i)    Contracts not made in the ordinary course of business involving obligations in excess of $25,000;

            (ii)  Employment contracts and severance agreements, including, without limitation, Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Acquiror or Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

            (iii)  Labor or union contacts;

            (iv)  Distribution, franchise, license, technical assistance, sales, customer, commission, consulting, agency or advertising contracts related to the Assets or the Business involving obligations in excess of $25,000;

            (v)  Options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

            (vi)  Contracts involving future expenditures or Liabilities, actual or potential, in excess of $25,000 or otherwise material to the Business or the Assets;

            (vii)    Contracts involving performance of services or delivery of goods or materials by Seller, actual or potential, in excess of $25,000;

            (viii)    Contracts involving receipts, actual or potential, in excess of $25,000;

            (ix)  Contracts or commitments relating to commission arrangements with others;

            (x)  Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $25,000, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of business to purchasers of Seller's products);

            (xi)  Contracts containing covenants limiting the freedom of Seller or any officer, manager, member or Affiliate of Seller, to engage in any line of business or compete with any Person;

            (xii)    Any Contract with the United States, state or local government or any agency or department thereof;

            (xiii)    Leases of real property;

            (xiv)    Leases of personal property not cancelable (without Liability) within thirty (30) calendar days reflecting obligations of Seller of at least $2,000 per month in each case;

            (xv) Joint venture, partnership and other Contracts (however named) involving a sharing of profits, losses costs or Liabilities by Seller with any other Person;

            (xvi)    Licensing agreements or other Contracts with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property of Seller; and

            (xvii)    Each power of attorney that is currently effective and outstanding.

    The Seller Parties have delivered to Acquiror true, correct and complete copies of all of the Contracts listed on Schedule 4.8 including all amendments and supplements thereto. Each of the bids, proposals, Contracts or unfilled orders set forth on Schedule 4.8(a)(vii) were made in the ordinary course of business.

          (b)    Absence of Defaults.    All of the Contracts and Leases listed or required to be listed on Schedule 4.8 to which Seller is party are valid, binding and enforceable in accordance with their terms. To Seller's Knowledge, Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts and Leases. Seller has complied in all material respects with the provisions thereof, and to the Knowledge of the Seller Parties, all other parties to such Contracts and Leases have complied in all material respects with the provisions thereof, and neither Seller nor, to the Seller Parties' Knowledge, any other party is in Default in any material respect thereunder and no notice of any claim of Default has been given to any Seller Party. To the Knowledge of Seller Parties, except as set forth on Schedule 4.8, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract. Parent does not have and may not acquire any rights under, and Parent does not have and may not become subject to any obligations or Liability under any Contract that relates to the Business or the Assets. No Seller Party has Knowledge that the products and services called for by any unfinished Contract cannot be supplied in accordance with the terms of such Contract, including time specifications, and has no reason to believe that any unfinished Contract will upon performance by Seller result in a loss to Seller. With respect to any Leases, no Seller Party has received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

          (c)    Product Warranty.    To Seller's Knowledge, Seller has committed no act, and there has been no omission by Seller, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, assembled, repaired, maintained, delivered, distributed or installed or services rendered prior to or on the Closing Date.

        4.9.    Permits.

          (a)  Schedule 4.9 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by Seller. Seller has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of its Business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances, except such Permits the failure of which to obtain would not have a Material Adverse Effect. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit, except where the Default would not have a Material Adverse Effect. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. No present or former stockholder, member, director, officer, manager, employee of Seller or any Affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

          (b)  Except as disclosed on Schedule 4.9(b) hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

          (c)  The Permits set forth on Schedule 4.9 collectively constitute all of the Permits necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets, except for such Permits, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

        4.10.    No Conflict or Violation.    Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by any Seller Party with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Parent or Seller, (b) except as set forth on Schedule 4.10, and subject to the attainment of consents set forth on Schedule 4.4 by third parties to the assignment of Contracts, violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance upon or with respect to any of the Assets under any of the terms, conditions or provisions of any Contract, Lease or Permit, (i) to which Seller is a party or (ii) by which any the Assets are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on the Assets or the Business, (e) cause Acquiror or Seller to become subject to, or to become liable for the payment of, any Tax, or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Permits that are held by Seller or that otherwise relates to the Business or the Assets.

        4.11.    Financial Statements.    The Financial Statements are attached hereto as Schedule 4.11. The Financial Statements (a) are in accordance with the books and records of Seller, (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) fairly and accurately in all material respects present the assets, Liabilities (including all reserves) and financial position of the Business as of the respective dates thereof and the results of operations and changes in cash flows of the Business for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments). At the respective dates of the Financial Statements, there were no material Liabilities of Seller, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.

        4.12.    Undisclosed Liabilities.    Seller does not have any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as disclosed on the Interim Balance Sheet, (b) for Current Liabilities incurred in the ordinary course of business, (c) for those incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, (d) such Liabilities reflected on Schedule 4.12 or (e) other Liabilities not to exceed, individually or in the aggregate, $100,000.

        4.13.    Books and Records.    Seller has made and kept (and given Acquiror access to) Books and Records and accounts, which, in reasonable detail, fairly reflect the activities of Seller. The minute books of Seller previously delivered to Acquiror accurately and adequately reflect all action previously taken by the members, managers and committees of the managers of Seller. The copies of the stock book records of Seller previously delivered to Acquiror are true, correct and complete, and accurately reflect all transactions effected in Seller's equity interests through and including the date hereof. Seller has not maintained any bank account or used any corporate funds except for bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.

        4.14.    Litigation.    Except as set forth on Schedule 4.14, there are no Actions pending, or, to the Seller Parties' Knowledge, threatened (a) against, related to or affecting (i) Seller, the Business or the Assets (including with respect to Environmental Laws), (ii) to Seller's Knowledge, any officers or directors of Seller in their capacity as such, or (iii) any member of Seller in such member's capacity as a member of Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involve the risk of criminal liability or (d) in which Seller is a plaintiff. Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or any of the Assets. There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Seller, the Business or the Assets.

        4.15.    Labor Matters.

          (a)    General.    Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no labor strike or labor disturbance pending or, to the best of the Seller Parties' Knowledge, threatened against Seller nor is any grievance currently being asserted, and Seller has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, Seller is in material compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986. Schedule 4.15(a) sets forth the names and current annual salary rates or current hourly wages of all present employees of Seller, and also sets forth the earnings for each employee as reflected on Form W-2 for the 2001 calendar year.

          (b)    WARN Act.    Since the enactment of Worker Adjustment and Retraining Notification Act (the "WARN Act"), 29 U.S.C. §§ 2101 et seq., Seller has not effectuated (1) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, or (2) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Seller, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Schedule 4.15(b), none of Seller's Employees has suffered an "employment loss" (as defined in the WARN Act) in the past three years.

        4.16.    Compliance with Law.    Seller and the conduct of the Business have not violated and are in compliance with all Court Orders and Regulations relating to the Assets or the Business, except for any such violations which would not, individually or in the aggregate, have a Material Adverse Effect. No Seller Party has received any written notice to the effect that, or otherwise been advised that, Seller is not in compliance with any such Regulations or Court Orders in any material respect.

        4.17.    No Brokers.    Neither Parent, Seller nor any of their respective officers, directors, managers, employees, stockholders, members, Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller, Acquiror or any of Acquiror's Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

        4.18.    No Other Agreements to Sell the Assets or Membership Interest of Seller.    Neither Parent, Seller nor any of their respective officers, directors, managers, employees, stockholders, members or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Acquiror to sell, assign, transfer or effect a sale of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of any membership interest of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. Parent is not now engaged in negotiations with any party other than Acquiror with respect to any of the foregoing.

        4.19.    Intellectual Property.

          (a)  Schedule 4.19(a) sets forth a true and complete list all of Seller's material patents, registered trademarks and registered copyrights. Schedule 4.19(a) also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each registered trademark and service mark, the application/serial number or registration number, the class of goods covered and the expiration date for each country, and (iii) for each registered copyright, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed. True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of Seller or in which Seller has any interest whatsoever have been provided to Acquiror.

          (b)  Schedule 4.19(b) sets forth a true and complete list of all material license, sublicense and royalty agreements relating to the Intellectual Property. A true and correct copy of each such agreement has been delivered to Acquiror. With respect to each item of Intellectual Property required to be identified in Schedule 4.19(a), to Seller's Knowledge:

            (i)    all licenses, sublicenses or agreements set forth in Schedule 4.19(b) are legal, valid, binding, enforceable and in full force and effect;

            (ii)  upon consummation of the transactions contemplated by this Agreement, subject to the attainment of applicable consents set forth on Schedule 4.4, all licenses, sublicenses or agreements will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect as of the date of this Agreement;

            (iii)  neither Seller's nor any other party to any license, sublicense or agreement is in breach or default under any such license, sublicense or agreement or has performed any act or omitted to perform any act, with notice or lapse of time or both, which will become a material breach of default thereunder;

            (iv)  no party to any license, sublicense or agreement has given notice of termination or repudiation of any provision thereof;

            (v)  with respect to each sublicense, the representations and warranties set forth above in subsections 4.19(b)(i)-(iv) are true and correct with respect to the underlying license;

            (vi)  the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling;

            (vii)    Seller has not granted any sublicense or similar right with respect to the license, sublicense or agreement;

            (viii)    except as set forth in Schedule 4.19(b), Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property; and

            (ix)  no action, suit, proceeding, hearing, investigation or complaint is pending or is threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying item of Intellectual Property.

          (c)    Ownership and Protection of Intellectual Property.    Seller owns exclusively or, in the case of licensed rights, the valid and enforceable right to use all of the Intellectual Property listed on Schedule 4.19(a) or underlying the licenses set forth on Schedule 4.19(b), and the Intellectual Property will not cease to be valid rights of Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. All of the pending applications have been duly filed. Seller has not received any written notice of invalidity or infringement of any rights of others with respect to such Intellectual Property. Seller has taken all reasonable and prudent steps to protect the Intellectual Property listed on Schedule 4.19(a) from infringement by any other Person. No other Person (i) has the right to use any of Seller's trademarks or service marks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such person, to cause confusion with such trademarks or to cause a mistake or to deceive, (ii) has notified Seller in writing that it is claiming any ownership of or right to use any of the Intellectual Property, or (iii) to Seller's Knowledge, is infringing upon, violating or misappropriating any of the Intellectual Property in any way. To Seller's Knowledge, the Intellectual Property does not and will not conflict with, infringe upon, misappropriate or otherwise violate the valid rights of any Person in or to such Intellectual Property, and no Action has been instituted against or written notices received by Seller that are presently outstanding alleging that Seller's use of the Intellectual Property infringes upon, misappropriates or otherwise violates any rights of a Person in or to such Intellectual Property.

          (d)    Liabilities.    Seller has no reasonable basis to believe that it has any present or future liability under any agreement to provide indemnification for infringement of any third-party rights or otherwise, or provide updates, enhancements, improvements, modifications, fixes, support or maintenance for any products or Intellectual Property.

          (e)    Trade Secrets.    Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its trade secrets and confidential information, including without limitation entering into written agreements with its employees and other persons who may have participated in the development, discovery or invention of any trade secret or have knowledge of or access to any trade secret or confidential information, which such agreements provide for the non-disclosure or trade secrets and confidential information and the transfer of all rights in and to any development, discovery or invention to Seller.

        4.20.    Employee Matters.

          (a)    Disclosure; Delivery of Copies of Relevant Documents and Other Information.    Schedule 4.20 contains a complete list of all current Seller Employee Plans and all former Seller Employee Plans under which Acquiror may incur any liability. True and complete copies of each of the following documents have been delivered or made available by Seller to Acquiror: (i) each such Seller Employee Plan and all amendments thereto and the summary plan description for each such plan, and, if none, any written descriptions thereof which have been distributed to Seller's employees, (ii) a complete description of any material Seller Employee Plan which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Seller Employee Plan which is a Pension Plan, and (iv) a description of complete age, salary and service as of December 31, 2001 for employees of Seller as of May 15, 2002.

          (b)    Representations.    Except as set forth in Schedule 4.20, Seller represents and warrants as follows:

            (i)    Pension Plans

              (A)  None of Parent, Seller or any of their ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has, within the six (6) year period prior to the Closing Date, sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan that is subject to Title IV of ERISA.

              (B)  Each Seller Employee Plan which is a Pension Plan, and each related trust agreement, annuity contract or other funding instrument has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Code Section 401(a) (or 403(a), as appropriate), and, to the Knowledge of the Seller Parties, nothing has occurred which could reasonably cause the loss of such qualification or tax exemption. An application for a favorable determination letter has been filed with respect to the HA-LO Industries, Inc. 401(k) Savings Plan within the remedial amendment period for the so-called "GUST" legislation.

              (C)  None of the Assets is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code. Except as set forth on Schedule 4.20, neither Seller nor any ERISA Affiliate has any Liability for unpaid contributions with respect to any Pension Plans subject to Title IV of ERISA.

            (ii)    Multiemployer Plans.    None of Parent, Seller or any of their ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has, within the six (6) year period prior to the Closing Date, sponsored, maintained, contributed to or had an obligation to contribute to, any Multiemployer Plan. None of Parent, Seller or any of their ERISA Affiliates has any unsatisfied liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan.

            (iii)    Welfare Plans

              (A)  Each Seller Employee Plan which is a Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

            (iv)    Compliance With Law.    Except as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect, each Seller Employee Plan, and any related trust agreement, annuity contract or other funding instrument, presently complies and has been maintained in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all Regulations and Court Orders which are applicable to such plans, including, without limitation, ERISA and the Code. All contributions required to be made under each Seller Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Financial Statements prior to the date of this Agreement.

            (v)  Except as provided in Section 6.7 of this Agreement, the consummation of the transactions contemplated by this Agreement will not give rise to any liability of Acquiror for severance pay, termination pay or any similar payment to any of Seller's employees, including but not limited to any liability related to Seller Employee Plans, bonus payments or any other benefits previously provided by Seller to any of Seller's employees.

            (vi)    No Foreign Plans.    Neither Seller nor any of its Subsidiaries whose Assets are being transferred pursuant to this Agreement, sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

        4.21.    Transactions with Certain Persons.    Except as set forth on Schedule 4.21, no member, officer, director or limited liability company manager of Parent or Seller nor any member of any such Person's immediate family and, to the Knowledge of the Seller Parties, no employee of Parent or Seller (nor any member of any such employee's immediate family) (a) is presently, or since January 1, 2001 has been a party to any material transaction with Seller, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a stockholder, officer, director, trustee or partner; (b) is presently, or since January 1, 2001 has been engaged in competition with Seller with respect to its business in any material respect; or (c) has presently or since January 1, 2001 has had material business dealings or a material financial interest in any transaction with Seller (other than business dealings or transactions conducted in the ordinary course of the business with Seller at substantially prevailing market prices and on substantially prevailing market terms).

        4.22.    Certain Payments.    Except with respect to matters which would not reflect or yield a Material Adverse Effect, to the Seller Parties' Knowledge, since January 1, 2001, neither Seller, nor any of its directors, officers or employees or any other Person affiliated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any of its Affiliates or (iv) in violation of any Regulations (including, without limitation, the United States Foreign Corrupt Practices' Act), or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller. Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

        4.23.    Tax Matters.

          (a)  Each Taxpayer has timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date. Such Tax Returns are true, complete and accurate in all material respects. To Seller's Knowledge, no claim has ever been made by a taxing authority in a jurisdiction where a Taxpayer does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

          (b)  All Taxes due and payable for which any Taxpayer is liable, whether to taxing authorities or to any other Person or entities, have been timely paid. All Taxes required to be withheld by any Taxpayer have been collected and withheld and have been timely paid to the respective governmental agencies.

          (c)  Except as set forth in Schedule 4.23(c), no deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other governmental authority against any Taxpayer and there are no pending or, to the Seller Parties' Knowledge, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. No extension of a statute of limitations relating to Taxes is in effect with respect to any Taxpayer. All deficiencies asserted or assessments made as a result of any examination have been fully paid.

          (d)  Notwithstanding the foregoing, the representations and warranties set forth in Section 4.23(a), Section 4.23(b) and Section 4.23(c) hereof shall not be applicable to the extent that the Assets cannot be made subject to Tax liens and Buyer cannot be held liable for Taxes relating to matters constituting any breach of such representations and warranties.

          (e)  There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the Assets.

          (f)    None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

          (g)  None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

          (h)  None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (i)    Seller is not a person other than a United States person within the meaning of the Code.

          (j)    The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

        4.24.    Insurance.    Schedule 4.24 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability (which list shall be for three years) and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by Seller on the Business, the Assets or its employees. True and correct copies of all such policies or binders have been delivered to Acquiror. To Seller's Knowledge, all insurance coverage applicable to Seller, the Business or the Assets is in full force and effect. There is no material Default under any such coverage nor has there been any failure to give notice or present any material claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. All products liability, general liability and workers' compensation insurance policies maintained by Seller have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of Seller. No insurer has advised Seller in writing that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

        4.25.    Accounts Receivable.    The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since the Interim Balance Sheet Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Interim Balance Sheet and, in the case of accounts receivable arising since the Interim Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Interim Balance Sheet. As of the Closing Date, the Accounts Receivable set forth on the Pre-Closing Balance Sheet will represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said Accounts Receivable will be subject to no defenses, counterclaims or rights of setoff, except to the extent of the appropriate reserves for bad debts on Accounts Receivable as set forth on the Pre-Closing Balance Sheet.

        4.26.    Other Current Assets.    Schedule 4.26 contains a complete and accurate list of all unbilled receivables, deferred costs, prepaid assets and other current assets (other than accounts receivable) set forth on the Interim Balance Sheet. The unbilled receivables, deferred costs, prepaid assets and other current assets (other than accounts receivable) as set forth (a) on the Interim Balance Sheet or arising since the Interim Balance Sheet Date and (b) as of the Closing Date, on the Pre-Closing Balance Sheet, respectively are valued at reasonable amounts based on the normal valuation policy of Seller in accordance with GAAP. None of such unbilled receivables, deferred costs, prepaid assets or other current assets are subject to write-off or write-down, except for such items which have been written down to realizable market value, or for which adequate reserves have been provided, in the Interim Balance Sheet and in the Pre-Closing Balance Sheet, respectively. All unbilled receivables, deferred costs, prepaid assets and other current assets (other than accounts receivable) will, when converted to accounts receivable, if applicable, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the Closing Date, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable will be subject to no defenses, counterclaims or rights of setoff, except to the extent adequate reserves have been provided in the Interim Balance Sheet and in the Pre-Closing Balance Sheet, respectively.

        4.27.    Customers, Distributors and Suppliers.    Seller has previously delivered to Acquiror a complete and accurate list of the names and addresses of Seller's (a) the ten (10) largest customers (including advertisers) of Seller based on dollar revenues to Seller during Seller's last fiscal year, showing the approximate total revenues in dollars to Seller from each such customer during such fiscal year; (b) the ten (10) largest distributors of Seller based on amount of sales during Seller's last fiscal year, showing the approximate total sales in dollars by Seller to each such distributor during such fiscal year; and (c) the ten (10) largest suppliers of Seller based on dollar purchases during Seller's last fiscal year, showing the approximate total purchases in dollars by Seller from each such supplier during such fiscal year. Since the Interim Balance Sheet Date, except as set forth on Schedule 4.27, there has been no Material Adverse Change in the business relationship of Seller with any customer, distributor or supplier named on Schedule 4.27. Seller has not received any communication from any customer, distributor or supplier named on Schedule 4.27 of any intention to terminate or materially reduce purchases from or supplies to Seller.

        4.28.    Compliance with Environmental Laws.    Except as disclosed on Schedule 4.28, (a) to Seller's Knowledge, Seller is now and has always been in material compliance with all applicable Environmental Laws; (b) to Seller's Knowledge, Seller has not used, generated, treated, stored, transported, disposed of, released, or handled hazardous substances except in material compliance with all applicable Environmental Laws; (c) to Seller's Knowledge, there is no site to which Seller has arranged the transport of hazardous substances which is the subject of an environmental action, (d) Seller has not received any written notice of any alleged non-compliance with, or alleged responsibility or potential responsibility under, any Environmental Law, nor is Seller aware (to Seller's Knowledge) of any information which might reasonably be expected to form the basis of such a notice, and (e) Seller has not released or indemnified (other than indemnification obligations pursuant to Facility Leases or in connection with third party loans) any other person or entity from claims or liability under any Environmental Law nor has Seller waived any rights concerning any claims under any Environmental Law.

        4.29.    Billings.    Except for billings with respect to client deposits or retainers and except as set forth in Schedule 4.29(a), to Seller's Knowledge: Seller has not made any billings whatsoever to its customers or clients for services to be provided or products to be sold after the Closing; all client deposits held by Seller arose from written agreements between Seller and the remitting client, are correct as to amount, and no such client has notified Seller of its intention to seek a refund of its deposit; all such client deposits were received by Seller in cash, in the ordinary course of business. Except as set forth in Schedule 4.29(b), as of the date of this Agreement, to the Knowledge of the Seller Parties, no party to any such agreement has defaulted in any of its material obligations thereunder, and no client is in default of its payment obligations on invoices for services previously rendered or products previously sold by Seller. Except as set forth in Schedule 4.29(c), to Seller's Knowledge, the open purchase orders of Seller were entered into by Seller in good faith, in accordance with past practices, in the ordinary course of business, and with the exception of routine cancellations in the ordinary course of business, such open purchase orders were, and to the extent any such order remains unfilled as of the date of this Agreement, are, in full force and effect. There is no outstanding bid, proposal, Contract or unfilled order which will or would, if accepted, have a Material Adverse Effect.

        4.30.    Banking Relationships.    Schedule 4.30 sets forth a complete and accurate description of all arrangements that Seller has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of Seller in respect of any of the foregoing.

        4.31.    Relationship of Seller and Parent.    The Business is different from and has been operated separately from the business of Parent. Following the Closing, Parent will continue to have material business operations and own material assets (other than the Assets).

        Acquiror acknowledges and agrees that Seller Parties are making no representations and warranties with respect to the Assets or the Business other than the representations and warranties set forth in this Agreement and the Ancillary Agreements.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

        Acquiror hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

        5.1.    Organization of Acquiror.    Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own and lease its properties and assets and conduct its business as its is presently being conducted. Acquiror is duly qualified to do business and is in good standing in each jurisdiction in which its right, title and interest in or to any of the assets held by it, or the conduct of its business, requires such qualification except where failure to be so qualified or in good standing, would not, individually or in the aggregate, have a Material Adverse Effect on the condition (financial or otherwise), liabilities, operations or results of operations of Acquiror.

        5.2.    Authorization.    Acquiror has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by Acquiror and the consummation by Acquiror of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Acquiror. No other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement and the Ancillary Agreements to which Acquiror is a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Acquiror and is, and upon execution and delivery the Ancillary Agreements will be, legal, valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity).

        5.3.    No Conflict or Violation.    Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Acquiror with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Acquiror, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of Acquiror's assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which Acquiror is a party or (c) violate any Regulation or Court Order.

        5.4.    SEC Filings.    Acquiror has filed all forms, reports and documents, together with any amendments to be made with respect thereto that are required to be filed by Acquiror with the Securities and Exchange Commission ("SEC") since January 1, 2001. All such required forms, reports and documents (together with any amendments required to be made with respect thereto (including those forms, reports, documents and amendments) that Acquiror may file subsequent to the date hereof) are referred to herein as the "Acquiror SEC Reports." As of their respective dates, the Acquiror SEC Reports, including the financial statements, exhibits and schedules thereto (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Acquiror SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Report.

ARTICLE VI.

COVENANTS OF THE SELLER PARTIES AND ACQUIROR

        The Seller Parties and Acquiror each covenant with the other as follows:

        6.1.    Confidentiality and Non-Competition.

          (a)  Seller Parties acknowledge that they have knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Business and constitutes valuable trade secrets of the Business, which affect, among other things, the successful conduct, furtherance and protection of the Business and related goodwill. Seller Parties acknowledge that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of Acquiror or its customers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets. Seller Parties agree that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Acquiror, and constitutes a substantial part of the value to Acquiror of the Business. Seller Parties further acknowledge that Acquiror would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Acquiror or any of its Affiliates. Accordingly, Seller Parties covenant and agree that they shall not, directly or indirectly, and shall use their best efforts to ensure that any agents, Affiliates and any other persons acting on either Seller Party's behalf (Seller Parties and such agents, Affiliates and other persons with respect to either Seller Party being collectively referred to as the "Restricted Persons") do not, without the prior written consent of Acquiror, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable except that Seller Parties may use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item is:

            (i)    or becomes generally known on a non-confidential basis to persons in the industry, through no wrongful act of any Restricted Person, in which Acquiror is engaged and is part of the public domain;

            (ii)  or was within a Restricted Person's possession prior to its being furnished to such Restricted Person by or on behalf of Seller or Acquiror, the source of such information was not known by such Restricted Person to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to either Seller Party or Acquiror or any other Person with respect to such information; or

            (iii)  or becomes available to a Restricted Person on a non-confidential basis from a source other than a Seller Party or Acquiror or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to either Seller Party or Acquiror or any other Person with respect to such information.

          (b)  Seller Parties hereby acknowledge that Acquiror will invest substantial time, money and resources in acquiring the Business, as well as in the development and retention of Seller's inventions, Confidential Information, customers, accounts and business partners of Seller. Therefore, Seller Parties hereby agrees that, if allowed to participate in a competitive business in violation of this Section 6.1(b), Seller Parties would substantially impair the value of the Assets being acquired by Acquiror. Seller Parties agree that for a two (2) year period following the Closing Date, Seller Parties shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, stockholder, beneficial owner or in any other capacity, and shall use their best efforts to ensure that the Restricted Persons do not, directly or indirectly, for the benefit of any of such Restricted Persons or their respective Affiliates:

            (i)    engage in the Business or in any business activity that in any manner whatsoever competes with the Business in any state of the United States or elsewhere (the "Competitive Activities"); provided that this clause (i) shall not restrict the business activities of any entity that may acquire the operations of Parent or an Affiliate of Parent (in a stock, merger or asset transaction) (the "Acquiring Party") from and after the Closing Date unless the Acquiring Party is an Affiliate of either Seller Party prior to such acquisition transaction (or would be considered an Affiliate of either Seller Party if the acquisition transaction were consummated on the date hereof), in which case the restrictions in this clause (i) shall apply to the Acquiring Party; further provided that this clause (i) will not prohibit (a) the sale and distribution of promotional and consumer products, (b) event planning or (c) the businesses as currently operated in Canada by Upshot Integrated, Inc. and One to One Integrated Technologies, Inc. until such time as Seller has sold such businesses;

            (ii)  own any interest in, manage, operate, join or control any business or organization that engages in a Competitive Activity; provided that this clause (ii) shall not restrict the business activities of any Acquiring Party from and after the Closing Date unless the Acquiring Party is an Affiliate of either Seller Party prior to such acquisition transaction (or would be considered an Affiliate of either Seller Party if the acquisition transaction were consummated on the date hereof), in which case the restrictions in this clause (ii) shall apply to the Acquiring Party;

            (iii)  solicit for employment, employ or engage any person or entity who is employed by Seller on the date hereof or prior to the Closing Date and becomes employed by Acquiror on the Closing Date; or

            (iv)  solicit or entice suppliers or customers of the Business, Acquiror or an Affiliate of Acquiror to cease doing business with or reduce its relationship with Acquiror or an Affiliate of Acquiror.

If a court determines that the restrictions set forth in Sections 6.1(b) above are too broad or otherwise unreasonable under applicable law, including with respect to time or geographical scope, the court is hereby requested and authorized by the parties without further action by the parties hereto to revise the restrictions in Section 6.1(b) to include the maximum restrictions allowed under the applicable law.

          (c)  Seller Parties hereby expressly acknowledge that the covenants contained in this Section 6.1 are integral to the purchase of the Assets by Acquiror and that without the protection of such covenants, Acquiror would not have entered into this Agreement. Seller Parties hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Acquiror in connection with an actual or threatened breach by a Restricted Person of the provisions of this Section 6.1. Accordingly, on their own behalf and on behalf of each of the other Restricted Persons, Seller Parties hereby expressly waive all rights to raise the adequacy of Acquiror's remedies at law as a defense if Acquiror seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 6.1. In addition, Acquiror shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.1. Seller Parties hereby expressly waive any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 6.1 should such enforcement ever become necessary.

        6.2.    Further Assurances.    Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, provided, however, that neither Seller Party nor Acquiror shall be required to make any payments greater than $25,000, commence litigation or agree to modifications of the terms of any Contracts to effectuate same (other than modifications which would not impose additional obligations on Seller Parties), (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (a) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts and Leases;, that neither Seller Parties nor Acquiror shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (b) to obtain all necessary Permits as are required to be obtained under any Regulations, (c) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (d) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (e) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by governmental authorities, (f) to obtain any clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Acquiror of any obligations to withhold any portion of the Purchase Price to be paid to Seller pursuant to this Agreement and (g) prior to the Closing, to fulfill all conditions to this Agreement.

        6.3.    No Solicitation.    Except as permitted in the Bidding Procedures, following the date the Sale Procedure Order is entered into, the Seller Parties shall not, and each of the Seller Parties shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than Acquiror and its Representatives, concerning any sale of all or a portion of the Assets, or of any equity interest in Seller, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Except as permitted in the Bidding Procedures, following the date the Sale Procedure Order is entered into, the Seller Parties shall not, directly or indirectly, through any officer, director, employee, Representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. The Seller Parties hereby jointly and severally represent and warrant that none of them is now engaged in negotiations with any party other than Acquiror with respect to any of the foregoing. The Seller Parties shall promptly advise such prospective purchaser or soliciting party, by written notice (with a copy to Acquiror), of the terms of this Section 6.3 and will promptly notify Acquiror (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide Acquiror with a copy of such offer, the terms of any proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, and shall keep Acquiror informed on the status of any negotiations regarding such offer. The Seller Parties agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

        6.4.    Notification of Certain Matters.    From the date hereof through the Closing, each Party shall give prompt notice to the other Party (the party giving such notice being referred to as the "Notifying Party") (in the case of any Seller Party, such obligation shall arise only upon receipt of actual knowledge by any of Gregory J. Kilrea, Marc Simon or Keith Stenlund and in the case of Acquiror, such obligation shall arise only upon receipt of actual knowledge by Donald A. Kurz, Leland P. Smith or Lawrence Madden) of the occurrence, or failure to occur from the date hereof to the Closing, of any event which occurrence or failure would be likely to cause the closing conditions set forth in Section 8.1 and Section 9.1, respectively, hereof not to be satisfied as of the Closing Date or of any material breach of a representation, warranty of covenant;,, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. From the date hereof through the Closing, the Seller Parties shall promptly notify Acquiror upon receipt of actual Knowledge by any of Marc Simon, Greg Kilrea or Keith Stenlund of any Default or threat or commencement of any Action, in either case that could in any way materially affect Seller or the Business.

        6.5.    Investigation by Acquiror.    From the date hereof through the Closing Date:

          (a)  Seller shall, and shall cause its officers, directors, employees and agents to, afford the Representatives of Acquiror and its Affiliates reasonable access on at least two (2) days prior notice to Seller and the Business for the purpose of inspecting the same, and to the officers, managers, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish Acquiror and its Representatives all financial, operating and other data and information as Acquiror or its Affiliates, through their respective Representatives, may reasonably request, including an unaudited balance sheet and the related statements of income, retained earnings and cash flow for each month from the date hereof through the Closing Date within ten (10) calendar days after the end of each month which financial statements shall (i) be true, correct and complete, (ii) be in accordance with the books and records of Seller and (iii) accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with GAAP consistently applied.

          (b)  Following the Closing Date, the Seller Parties shall provide Acquiror and its independent accountants reasonable access to the records and personnel of the Seller Parties for the purpose of enabling Acquiror to prepare audited and unaudited financial statements of Seller and the Business that are required to be filed by Acquiror under the Exchange Act, and shall cooperate with Acquiror in connection with the foregoing.

        6.6.    Conduct of Business.    Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller shall conduct its business in the ordinary course of business, consistent with past practices, and Parent and Seller will not, and Parent will cause Seller not to, without the prior consent of Acquiror, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 4.5 is likely to occur.

        6.7.    Employee Matters.

          (a)  Acquiror shall employ at least 81 of Seller's employees in Seller's Chicago Facility, whom Acquiror may select and hire, in Acquiror's sole discretion (such employees are hereinafter referred to as the "Rehired Employees"), which offers shall be on terms and conditions which Acquiror shall determine in its sole discretion; provided, however, that Rehired Employees shall not include John R. Kelley, Jr., Carol R. Griseto, Dan Pearson and James Dygas. Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing and shall cooperate with and use its best efforts to assist Acquiror in its efforts to secure satisfactory employment arrangements with the Rehired Employees.

          (b)  Seller shall comply with the requirements of the WARN Act with respect to any "plant closing" or "mass layoff", as those terms are defined in WARN Act, which may result from Seller's termination of the employment of any of the employees of the Business in connection with Seller's sale of the Assets to Acquiror or any of the other transactions contemplated by this Agreement; provided, however, that Acquiror shall be solely responsible for any WARN Act liability that results from Acquiror failing to hire the minimum number of Rehired Employees specified in Section 6.7(a) above, and shall indemnify Seller against any such WARN Act liability.

          (c)  Seller shall be solely responsible for all of the Employee Plans and all obligations and liabilities thereunder. Acquiror shall not assume any of the Employee Plans or any obligation or liability thereunder.

          (d)  Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Acquiror, nor shall anything herein interfere with the right of Acquiror to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Acquiror in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees; provided, however, that Acquiror shall be solely responsible for any Warn Act liability that results from its termination of any of the Rehired Employees.

          (e)  No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Acquiror or under any benefit plan which Acquiror may maintain.

          (f)    Following the Closing Date, Acquiror shall, pursuant to plans and arrangements established or maintained by Acquiror (the "Acquiror Benefit Plans"), provide the Rehired Employees with health and welfare benefits which are comparable to the health and welfare benefits which the Acquiror provides to similarly situated employees of the Acquiror.

          (g)  With respect to Rehired Employees that are covered under a medical and health plan of Seller as of the Closing Date, Acquiror shall cause the Acquiror's medical and health plan covering such Rehired Employees to waive all limitations as to pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements and benefits applicable to such Rehired Employees, to the extent that the applicable Rehired Employee is not subject to such exclusions and waiting periods under the applicable Seller welfare plan immediately prior to the Closing Date.

          (h)  Acquiror shall not be required to give Rehired Employees credit under the Acquiror Benefit Plans for service prior to the Closing Date with Seller and its Affiliates, other than for purposes of Acquiror's vacation policy.

          (i)    All Rehired Employees shall, to the extent provided in the HA-LO Industries, Inc. 401(k) Savings Plan (the "Seller 401(k) Plan"), be vested in their account balances under the Seller 401(k) Plan as of the Closing Date, and shall be entitled to either (i) a distribution of their account balances in accordance with the terms of such plan and applicable law, or (ii) maintain such amounts in the Seller 401(k) Plan to the extent permitted by the Seller 401(k) Plan. Acquiror may designate one or more defined contribution plans maintained by the Acquiror (the "Acquiror 401(k) Plan") to accept rollover contributions from Rehired Employees in accordance with, and to the extent permitted by, the terms of the Acquiror 401(k) Plan.

        6.8.    Bankruptcy Court Approval.

          (a)  Within three (3) Business Day after the execution of this Agreement, Parent shall file a motion or motions with the Bankruptcy Court seeking entry of (i) the Approval Order, and (ii) the Sale Procedure Order. Acquiror and Parent agree to make promptly any filings, to take all actions and to use their commercially reasonable efforts to schedule the hearing at which the Sale Procedure Order will be considered by the Bankruptcy Court on or prior to June 10, 2002 and to obtain entry of the Sale Procedure Order, entry of the Approval Order and any and all other approvals and orders from the Bankruptcy Court necessary or appropriate for the consummation of the transactions contemplated hereby.

          (b)  Prior to or at the sale hearing where the Bankruptcy Court approves the entry of the Approval Order, Seller and Acquiror shall accurately inform the Bankruptcy Court of all material facts of which they are aware relating to this Agreement and the transactions contemplated hereby.

          (c)  If the Approval Order, Sale Procedure Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for or motion for rehearing or reargument shall be filed with respect thereto), Parent agrees to use commercially reasonable efforts to defend against such appeal, petition or motion, and obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Approval Order shall have been entered and shall not have been stayed and Acquiror, in its sole discretion, waives in writing the requirement that the Approval Order be a Final Order.

          (d)  Parent shall cooperate with Acquiror, its Affiliates and their respective Representatives in connection with the Approval Order, the Sale Procedure Order and the bankruptcy proceedings in connection therewith. Such cooperation shall include, but not be limited to, consulting with Acquiror and its Affiliates at its request concerning the status of such proceedings, providing Acquiror and its Affiliates with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court and filing such pleadings, notices, proposed orders and other documents only in a form reasonably acceptable to Acquiror. Parent further covenants and agrees that the terms of any plan submitted by Parent to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Acquiror hereunder or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement including, without limitation, any transaction that is contemplated by or approved pursuant to the Approval Order and the Sale Procedure Order.

          (e)  Parent acknowledges that the overbid provisions, the Termination Payment, the Reimbursement Fee and the other bid protections in the Bidding Procedures are designed to compensate Acquiror and its Affiliates for their considerable efforts and agreements to date, to induce Acquiror to enter into this Agreement, and to facilitate a full and fair process designed to maximize the value of the Assets for the benefit of each Seller Party's stakeholders. Parent will not amend, modify or change or attempt to amend, modify or change the Bidding Procedures without the prior written approval of Acquiror.

        6.9.    Corporate Name of Subsidiaries of Seller.    Promptly following the Closing, the Seller Parties hereby acknowledge and agree to change the corporate name of any Subsidiary of the Seller Parties that contains the word "Upshot", and upon effectuating the change of the corporate name of any such Subsidiary of the Seller Parties, each of the Seller Parties hereby acknowledges and agrees that it shall cease using the corporate name "Upshot" (or any corporate name containing the word "Upshot") in connection with any business conducted by such party.

        6.10.    Patent License Agreement.    The Seller Parties are in the process of negotiating an amendment and restatement to the Patent License Agreement (the "Amended Patent License Agreement") pursuant to which the existing Patent License Agreement will be amended to provide, among other things (i) that the patents covered by the Patent License Agreement which are licensed to Seller may be assigned by Seller to Acquiror on a perpetual, non-exclusive and royalty-free basis and (ii) that the Licensee (and Acquiror, together with any permitted assignees) under the Amended Patent License Agreement will have no affirmative obligations under the License Agreement to use or make efforts to derive revenues from the use of the patent licensed thereunder. The Seller Parties agree to use commercially reasonable efforts to execute the Amended Patent License Agreement prior to the Closing Date. The Seller Parties shall notify Acquiror if the Amended Patent License Agreement is entered into (whether the Amended Patent License Agreement is entered into prior to or after the Closing) and provide Acquiror with a copy thereof. Acquiror may elect to assume Seller's benefits and obligations under the Amended Patent License Agreement in its sole discretion and, if Acquiror elects to assume the Amended Patent License Agreement, such agreement will become an Assumed Contract. In the event the Amended Patent License Agreement has not been executed as of the Closing Date, then Seller Parties shall use commercially reasonable efforts, without the obligation to expend funds, to obtain consent from the licensor under the Patent License Agreement to sublicense the patent covered thereby to Acquiror on a perpetual, royalty-free basis (and if such consent is obtained, Seller shall enter into such a sublicense in a form reasonably acceptable to Acquiror at the Closing). Notwithstanding anything in this Section to the contrary, Acquiror shall have the right in its sole discretion, upon written notice to Seller and with the consent of licensor (if required), to assume Seller's rights under the existing Patent License Agreement at any time on or after the Closing Date and, if Acquiror exercises such right, Seller's rights and obligations under the existing Patent License Agreement shall be considered an Assumed Contract.

ARTICLE VII.

CONSENTS TO ASSIGNMENT

        7.1.    Consents to Assignment.    Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Contracts, Leases or Permits or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereunder or in any way adversely affect the rights of Acquiror thereunder or thereto. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Acquiror would not receive all such rights, each Party will use its respective commercially reasonable efforts to provide to Acquiror the benefits and relieve Seller of the burdens of such Contract, Lease or Permit, including, without limitation, enforcement for the benefit of Acquiror of any and all rights of the Seller Parties (and the extinguishment of the burdens of Seller) against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section 7.1 shall affect Acquiror's right to terminate this Agreement under Section 12.1 in the event that any required consent or approval to the transfer of any of the Assets set forth on Schedule 9.2 is not obtained.

ARTICLE VIII.

CONDITIONS TO THE SELLER PARTIES' OBLIGATIONS

        The obligations of the Seller Parties to consummate the transactions provided for hereby are subject, in the discretion of the Seller Parties, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Seller Parties:

        8.1.    Representations, Warranties and Covenants.    All representations and warranties of Acquiror contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications) and Acquiror shall have performed and satisfied in all respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; provided that this condition will be deemed satisfied unless any such failure to so perform and/or the inaccuracy of any representation, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

        8.2.    No Actions or Court Orders.    No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise materially affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or the ability of Seller to transfer the Assets free and clear of any Encumbrances other than Permitted Encumbrances.

        8.3.    Authorization.    Seller shall have received from Acquiror a copy of resolutions adopted by the board of directors of Acquiror approving this Agreement and the Ancillary Agreements to which Acquiror is a party and the transactions contemplated hereby or thereby, certified by Acquiror's corporate secretary.

        8.4.    Ancillary Agreements.    Acquiror shall have executed and delivered the Ancillary Agreements to which Acquiror is a party.

        8.5.    Other Deliveries.    Seller shall have received from Acquiror each of the documents set forth in Section 3.2(a) and each of the documents set forth in Section 3.3 to which Acquiror is a party.

        8.6.    Effectiveness of Lease Amendment.    The Lease Amendment shall have become effective (unless the failure of the Lease Amendment to become effective is attributable, in whole or in part, to a breach by Seller of its obligations under the Lease Amendment).

        8.7.    Approval Order.    The Approval Order and the Sale Procedure Order shall have been entered and any modifications to the forms of Approval Order and Sale Procedure Order attached as Exhibit A and Exhibit K hereto shall be reasonably satisfactory to Parent.

ARTICLE IX.

CONDITIONS TO ACQUIROR'S OBLIGATIONS

        The obligations of Acquiror to consummate the transactions provided for hereby are subject, in the discretion of Acquiror, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Acquiror:

        9.1.    Representations, Warranties and Covenants.    All representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications) and the Seller Parties shall have performed and satisfied in all respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; provided that this condition will be deemed satisfied unless any such failure to so perform and/or the inaccuracy of any representation, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

        9.2.    Consents; Regulatory Compliance and Approval.    The consents set forth on Schedule 9.2 necessary for the conveyance of the Assets or the valid consummation of the transactions contemplated hereby shall have been obtained, Acquiror shall have received evidence reasonably satisfactory to it that LaSalle Bank National Association shall release all liens or other Encumbrances of LaSalle Bank National Association on the Assets upon payment by Acquiror of the portion of the Purchase Price to be paid to Seller's Account in accordance with Section 2.4 and LaSalle Bank National Association National Association shall have executed and delivered the Closing Adjustment Escrow Agreement and the Escrow Indemnification Agreement.

        9.3.    No Actions or Court Orders.    No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise materially affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or the ability of Seller to transfer the Assets free and clear of any Encumbrances.

        9.4.    Material Changes.    Since the Interim Balance Sheet Date, there shall not have been any Material Adverse Change not reflected on Schedule 4.5.

        9.5.    Other Deliveries.    Acquiror shall have received from the Seller Parties or such other parties each of the documents set forth in Section 3.2(b) and each of the documents set forth in Section 3.3.

        9.6.    Effectiveness of Lease Amendment.    The Lease Amendment shall have become effective (unless the failure of the Lease Amendment to become effective is attributable, in whole or in part, to a breach by Acquiror of its obligations under the Lease Amendment).

        9.7.    Final Order.    The Approval Order and the Sale Procedure Order shall have been entered and shall have become a Final Order, (ii) any modifications to the forms of Approval Order and Sale Procedure Order attached as Exhibit A and Exhibit K hereto shall be reasonably satisfactory to Acquiror and (iii) any other orders of the Bankruptcy Court with respect to this Agreement or the transactions contemplated hereby shall be in form and substance reasonably satisfactory to Acquiror.

ARTICLE X.

ACTIONS BY SELLER AND ACQUIROR AFTER THE CLOSING

        10.1.    Books and Records; Tax Matters.

          (a)    Books and Records.    Each party agrees that it will cooperate with and make available to the other parties, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.1(a) shall be subject to provisions set forth in Section 6.1 above.

          (b)    Cooperation and Records Retention.    The Seller Parties and Acquiror shall each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes.

        10.2.    Survival of Representations, Etc.

          (a)  All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) eighteen (18) months following the Closing, except with respect to the representations and warranties set forth in Section 4.1 and Section 4.3, which shall survive indefinitely and the representations and warranties set forth in Section 4.20, Section 4.23 and Section 4.28 which shall survive until thirty (30) days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. Seller, on the one hand, and Acquiror, on the other hand, shall be entitled to rely upon the representations and warranties of Acquiror or the Seller Parties, as applicable, set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the applicable party prior to the expiration of the applicable survival period provided herein.

          (b)  Subject to the following sentence and Section 10.2(d), any covenant required to be performed prior to the Closing shall not survive the Closing, and any covenant required to be performed after the Closing shall survive the Closing. Notwithstanding the foregoing, if and to the extent that a covenant contained herein requires performance prior to and after the Closing, such covenant shall survive the Closing solely to the extent intended or required to be performed after the Closing.

          (c)  Subject to Section 10.2(d) below, upon the Closing, the conditions set forth in Article VIII and Article IX shall expire and be of no further force or effect.

          (d)  Nothing in Section 10.2(b) or Section 10.2(c) shall limit Acquiror's indemnification rights with respect to breaches of representations and warranties even if such breaches relate to matters that also would constitute breaches of any covenants that do not survive the Closing or to matters that would have resulted in the failure of any condition to the Closing to be satisfied.

        10.3.    Indemnification.

          (a)    By the Seller Parties.    Each of the Seller Parties, jointly and severally, shall indemnify, save and hold harmless Acquiror, its stockholders, Affiliates and subsidiaries and its and their respective Representatives (collectively, the "Acquiror Indemnitees"), from and against any and all costs, losses (including, without limitation, diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, any clean-up or remedial action), Liabilities arising under or relating to the Employee Plans or employees or former employees of Seller, lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by any of the Seller Parties in this Agreement; (ii) any breach of any covenant or agreement made by any of the Seller Parties in this Agreement; (iii) any Excluded Liability; (iv) any Damages arising prior to the Closing Date of any nature (absolute, accrued, contingent or otherwise) of Seller, or any ERISA Affiliate of Seller arising under or related to any Employee Plan; (v) any product shipped or manufactured by, or any services provided by Seller prior to the Closing Date; (vi) any Liability (other than the Assumed Liabilities) imposed upon Acquiror by reason of Acquiror's status as transferee of the Business or the Assets; (vii) any Liability (other than the Assumed Liabilities) imposed upon the Acquiror Indemnitees by reason of and to the extent arising from Seller's conduct of the Business on or prior to the Closing Date; or (viii) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Seller Parties (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement.

          The term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against Seller or Acquiror, but includes Damages incurred or sustained by Seller or Acquiror in the absence of third-party claims. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

          (b)    By Acquiror.    Acquiror shall indemnify and save and hold harmless Seller, its Affiliates, and its Representatives (collectively, the "Seller Indemnitees") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Acquiror in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Acquiror in or pursuant to this Agreement; (iii) from and after the Closing, any Assumed Liability; (iv) any Liability (other than the Excluded Liabilities) imposed upon the Seller Indemnitees by reason of and to the extent arising from Acquiror's conduct of the Business after the Closing Date or (v) any Liability arising from and after the Closing resulting from the failure to obtain consent to the assignment of the Richmond Lease from Seller to Acquiror at the Closing.

          (c)    Cooperation.    The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

          (d)    Claims Between the Parties.    References in this Article X to "indemnifying party" when an Acquiror Indemnitee is an indemnified party shall be deemed references to Seller and Parent, jointly and severally. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to Section 10.3, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. All Claims for Damages against Parent under this Agreement shall constitute administrative expenses under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be payable in accordance with this Article X without further order of the Bankruptcy Court.

          (e)    Defense of Third-Party Claims.    If any lawsuit or enforcement action is filed by a third party against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld (unless such compromise or settlement (a) solely requires payment of monetary damages by the indemnifying party and (b) does not impose obligations or restrictions on or require the admission of liability by the indemnified party or its business, in which case approval of the indemnified party shall not be required); provided, however, if the resolution of any such Claim is reasonably expected to impose obligations or restrictions on the indemnified party or its business, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such resolution, including, without limitation, to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim (which compromise or settlement shall be subject to the written consent of the indemnifying party, which consent shall not be unreasonably withheld).

          If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment. The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

          (f)    Limitations on Indemnity.    Neither Acquiror, on the one hand, nor any of the Seller Parties, on the other hand, shall be liable to the other under Section 10.3(a)(i) or Section 10.3(b)(i), as applicable, for any Damages until the aggregate amount otherwise due the party being indemnified exceeds an accumulated total of One Hundred Thousand Dollars ($100,000.00); provided that, once the aggregate amount of Damages exceeds such threshold amount, then the indemnified party shall have the right to recover all Damages in excess of such threshold; provided further that (i) the Seller Parties' liability under Section 10.3(a)(i) shall not exceed the amount of the Holdback Fund (as adjusted pursuant to Section 2.7(b)) and (ii) Acquiror's liability under Section 10.3(b)(i) shall not exceed the amount of the Holdback Fund (as adjusted pursuant to Section 2.7(b)). Notwithstanding the foregoing, the limitations contemplated by this Section 10.3(f) shall not apply to or limit any recovery for Damages arising from fraudulent misrepresentation or fraudulent conduct.

        10.4.    Holdback Amount.    Each of Acquiror and Seller shall enter into the Escrow Indemnification Agreement with the Escrow Agent. On the Closing Date, Acquiror shall deposit the Holdback Amount in an escrow fund held by the Escrow Agent (the "Holdback Fund"). All interest and other income earned from the investment of the Holdback Fund shall be the property of Acquiror, distributed to Acquiror and taxable to Acquiror. To the extent that any portion of the Holdback Amount is distributed to Seller in accordance with the provisions of the Escrow Indemnification Agreement, Acquiror shall pay interest to Seller on such amount calculated from the Closing Date at a rate equal to the rate of interest earned in the Holdback Fund from the Closing Date through the date that the Holdback Amount or portion thereof is paid to Seller.

        10.5.    Bulk Sales.    It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Acquiror to waive any requirements for compliance with any or all of such laws, the Seller Parties hereby agree jointly and severally that the indemnity provisions of Section 10.3 hereof shall apply to any Damages incurred by any Acquiror Indemnitees arising out of or resulting from the failure of the Seller Parties or the Acquiror Parties to comply with any such laws.

        10.6.    Taxes.

          (a)  All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the assets of Seller for a taxable period which includes (but does not end on) the Closing Date shall, to the extent not reflected as Current Liabilities on the Closing Balance Sheet, be apportioned between Seller and Acquiror based on the number of days of such taxable period which fall on or before the Closing Date (a "Pre-Closing Tax Period") and the number of days of such taxable period after the Closing Date (a "Post-Closing Tax Period"). Seller Parties shall be liable for the proportionate amount of such taxes not reflected as Current Liabilities on the Closing Balance Sheet that is attributable to the Pre-Closing Tax Period, and Acquiror shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

          (b)  With respect to Taxes to be prorated in accordance with this Section 10.6(b) only, Acquiror shall prepare and timely fill all Tax Returns required to be filed after the Closing with respect to the assets of Seller. Acquiror's preparation of any such Tax Return shall be subject to Seller's approval, not to be unreasonably withheld. Acquiror shall make such Tax Returns available for Seller's review no later than fifteen (15) days prior to the due date for filing such Tax Return. Within ten (10) days after receipt of such Tax Return, Seller Parties shall pay to Acquiror Seller's proportionate share of the amount shown as due on such Tax Return determined in accordance with this Section 10.6(b) of this Agreement.

          (c)  The Parties shall make appropriate adjustments for the tax benefits if any, accruing from the indemnifiable Damages in calculating the amount of Damages under this Agreement.

        10.7.    Insurance.    The parties shall make appropriate adjustments for insurance proceeds actually received in calculating Damages under this Agreement.

        10.8.    Exclusive Remedy.    The Parties agree that should the Closing occur, the indemnification provisions of this Article Xshall be the exclusive remedy with respect to any Claims for breaches of representations and warranties under this Agreement, this Section 10.8shall not apply with respect to any Claims for breaches of representations and warranties under this Agreement arising from fraudulent misrepresentation or fraudulent conduct.

        10.9.    Right of Offset.    Anything in this Agreement to the contrary notwithstanding, Acquiror may withhold and set off against any amounts due to any Seller Party under Section 2.7 the amount of any Damages to which any Seller Indemnitee is entitled.

ARTICLE XI.

TERMINATION

        11.1.    Termination.

          (a)  This Agreement may be terminated at any time prior to Closing:

            (i)    By mutual written consent of Acquiror and Seller;

            (ii)  By Acquiror or the Seller Parties if the Closing shall not have occurred on or before August 31, 2002 (the "Termination Date"); provided, however, that this provision shall not be available to a Party that is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

            (iii)  By Acquiror if any of the conditions set forth in Article IX shall, in the reasonable judgment of Acquiror, have become incapable of fulfillment prior to the Termination Date (and such condition is not waived in writing by Acquiror); provided that this provision shall not be available to Acquiror if Acquiror is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

            (iv)  By the Seller Parties if any of the conditions set forth in Article VIII (other than the condition set forth in Section 8.6) shall, in the reasonable judgment of Seller, have become incapable of fulfillment prior to the Termination Date (and such condition is not waived in writing by Seller); provided that this provision shall not be available to the Seller Parties if any Seller Party is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

          (b)  This Agreement will automatically terminate upon the occurrence of any of the following unless Acquiror elects, in its sole discretion, to waive the applicable provision:

            (i)    if the Sale Procedure Order has not been entered by the Bankruptcy Court by June 14, 2002;

            (ii)  if the Approval Order has not been entered by the Bankruptcy Court by July 17, 2002;

            (iii)  if either the Sale Procedure Order (including the Bidding Procedures) or the Approval Order shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of Acquiror, which may be withheld in its sole discretion; or

            (iv)  if a Chapter 11 Trustee is appointed in the Case or the Case is converted to a case under Chapter 7 of the Bankruptcy Code.

        11.2.    Termination Payment.

          (a)  In the event (i) the Closing does not occur (other than as a result of a material breach by Acquiror) notwithstanding the satisfaction of the conditions set forth in Article VIII and the satisfaction or waiver of the conditions set forth in Article IX or as a result of a material willful breach (including a material willful anticipatory breach) of this Agreement by either Seller Party or (ii) the Closing does not occur (other than a result of a material willful breach by Acquiror) and a sale of a material portion of the Business (or of Seller) to a Qualified Prospect or an Affiliate of a Qualified Prospect (a "Third Party Sale") is consummated within one hundred eighty (180) days of the termination of this Agreement (A) by Acquiror pursuant to Section 11.1(a) (ii) or Section 11.1(a)(iii), (B) by Seller pursuant to Section 11.1(a)(ii) (unless Acquiror would not have the right to also terminate the Agreement pursuant to Section 11.1(a)(ii) at the time Seller terminates this Agreement pursuant to Section 11.1(a)(ii)) or (C) pursuant to Section 11.1(b), or (iii) the Bankruptcy Court enters an order approving a Qualified Bid (as such term is defined in the Bidding Procedures) other than that of Acquiror, then Seller Parties shall jointly and severally be obligated to pay Acquiror or any designees of Acquiror, Four Hundred Thousand Dollars ($400,000.00) (the "Break-Up Fee") plus an amount equal to the Acquiror's Expenses (the "Fee Reimbursement," and together with the Break-Up Fee, the "Termination Payment"); provided that clause (ii) shall not apply if the conditions set forth in Article IX were satisfied and Acquiror breached its obligation to consummate the Closing pursuant to the terms of this Agreement. If none of clauses (i), (ii) or (iii) of the preceding sentence is applicable and this Agreement is terminated by Acquiror pursuant to Section 11.1(a)(iii) because, in the reasonable judgment of Acquiror, the condition set forth in Section 9.1 has become incapable of fulfillment prior to the Termination Date (other than as a result of an event occurring after the date of this Agreement that is not within the control of Seller Parties so long as Seller Parties have taken all reasonable actions to mitigate the effects of such event), the Seller Parties shall jointly and severally be obligated to pay Acquiror or any designees of Acquiror an amount equal to the Fee Reimbursement. If the Bankruptcy Court disallows any portion of the Termination Payment as it relates to Parent, Parent's joint and several liability under this sentence shall be the maximum amount permitted by the Bankruptcy Court (it being understood that Seller shall remain jointly and severally liable for the full amount of the Termination Payment). If this Agreement is terminated by Seller Parties pursuant to Section 11.1(a)(iv) because, in the reasonable judgment of the Seller Parties, the condition set forth in Section 8.1 has become incapable of fulfillment prior to the Closing Date (other than as a result of an event occurring after the date of this Agreement that is not within the control of Acquiror so long as Acquiror has taken all reasonable actions to mitigate the effect of such event), Acquiror shall be obligated to pay Parent an amount equal to Parent's Expenses. Any Termination Payment, Fee Reimbursement or Parent's Expenses payable upon termination of this Agreement pursuant to any of the Sections referenced in this Section 11.2 shall be paid by Seller Parties to Acquiror or its designee or by Acquiror to Parent or its designee, as applicable on the date this Agreement is terminated (or, if applicable, on the date that a Third Party Sale is consummated or on the date that the Bankruptcy Court enters an order approving a Qualified Bid).

          (b)  All payments and refunds to Acquiror or any designees of Acquiror pursuant to this Section 11.2 shall be by wire transfer of immediately available funds to such account or accounts as Acquiror shall designate in writing.

          (c)  The obligation of Parent to pay any Termination Payment or Fee Reimbursement shall be entitled to administrative status under 11 U.S.C. Section 503(b) and 507(a).

        11.3.    Procedure and Effect of Termination.    In the event of termination of this Agreement:

          (a)  Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same; and

          (b)  No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (a), and (b) of this Section 11.3 and except that Seller shall remain liable for any Termination Payment owed or that becomes owed to Acquiror pursuant to Section 11.2 and except that this Section 11.3(b) shall not relieve any party from liabilities arising from any breach of this Agreement occurring prior to the proper termination of this Agreement (to the extent the non-breaching Party's damages exceed any payments such Party may receive pursuant to Section 11.2). The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

ARTICLE XII.

MISCELLANEOUS

        12.1.    Assignment.    Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that Acquiror may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to any Affiliate or subsidiary of Acquiror or to a successor in interest to Acquiror, in each case which shall assume all rights and obligations of Acquiror under this Agreement, so long as Acquiror remains liable for its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third-party beneficiary or otherwise.

        12.2.    Notices.    All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

    If to a Seller Party, addressed to:

      HA-LO Industries, Inc.
      500 Lake Cook Road, Suite 350
      Deerfield, Illinois 60015
      Attention: Marc S. Simon, Chief Executive Officer
      Facsimile: (847) 600-4500

    With a copy to:

      Neal Gerber & Eisenberg
      2 North LaSalle Street
      Chicago, Illinois 60602
      Attention: Barry Shkolnik, Esq.
      Facsimile: (312) 269-1747

    If to Acquiror, addressed to:

      Equity Marketing, Inc.
      6330 San Vicente Blvd.
      Los Angeles, California 90048
      Attention: Leland P. Smith, Esq.,
                        Senior Vice President and General Counsel
      Facsimile: (323) 932-4488

    With a copy to:

      Latham & Watkins
      633 West Fifth Street, Suite 4000
      Los Angeles, California 90071
      Attention: W. Alex Voxman, Esq.
      Facsimile: (213) 891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

        12.3.    Choice of Law.    This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.

        12.4.    Entire Agreement; Amendments and Waivers.    This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. Without limiting the generality of the foregoing, the Parties acknowledge and agree that Section 16 of the Lease Amendment is not intended to modify the representations and warranties of the Parties contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        12.5.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.6.    Expenses.    Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

        12.7.    Severability.    In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        12.8.    Headings.    The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

        12.9.    Publicity.    Except as required by applicable law, neither Acquiror nor Seller shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other party. Notwithstanding the foregoing, Acquiror may, at its discretion, issue or make an appropriate press release or public announcement after the execution and delivery of this Agreement and the closing.

        12.10.    Cumulative Remedies.    All rights and remedies of either party hereto are cumulative of each other, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies provided in this Agreement, and nothing herein shall be deemed to preclude Acquiror from bringing an action for specific performance or seeking injunctive relief.

        12.11.    No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, Claim, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Acquiror Indemnitees are intended third-party beneficiaries of Article X of this Agreement.

        12.12.    Arbitration; Process.

          (a)  Except as provided in Section 12.12(b) below, in the event any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be heard and determined by the Bankruptcy Court, and each of the parties irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court with respect to such claims, waives (and shall not plead or claim) any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims shall be heard and determined only in the Bankruptcy Court and agrees not to bring any claim arising out of or relating to this Agreement or any transactions contemplated hereby in any other court.

          (b)  If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction as provided in Section 12.12(a) above, then any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be settled by arbitration in the City of Chicago, Illinois, in accordance with the with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment on the arbitration award may be entered in any Federal or State Court in Los Chicago, Illinois having competent jurisdiction over the subject matter of the controversy. Notwithstanding anything in this Section 12.12 to the contrary, any of the parties hereto may apply to a court of competent jurisdiction for interim relief or a provisional remedy pending the decision of the arbitrator. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

          (c)  Process in any arbitration or proceeding referred to in this Section 12.12 may be served on any party anywhere in the world.

        12.13.    WAIVER OF JURY TRIAL.    THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

EQUITY MARKETING, INC.

By:	/s/ LELAND P. SMITH
	Name:	Leland P. Smith
	Title:	Senior Vice President

HA-LO INDUSTRIES, INC.

By:	/s/ MARC S. SIMON
	Name:	Marc S. Simon
	Title:	Chief Executive Officer

PROMOTIONAL MARKETING, L.L.C. d/b/a UPSHOT

By:	/s/ MARC S. SIMON
	Name:	Marc S. Simon
	Title:	Manager

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  EXHIBIT 10.1
TABLE OF CONTENTS
ASSET PURCHASE AGREEMENT
RECITALS
AGREEMENT
ARTICLE I. DEFINITIONS
ARTICLE II. PURCHASE AND SALE OF ASSETS; PURCHASE PRICE
ARTICLE III. CLOSING
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR
ARTICLE VI. COVENANTS OF THE SELLER PARTIES AND ACQUIROR
ARTICLE VII. CONSENTS TO ASSIGNMENT
ARTICLE VIII. CONDITIONS TO THE SELLER PARTIES' OBLIGATIONS
ARTICLE IX. CONDITIONS TO ACQUIROR'S OBLIGATIONS
ARTICLE X. ACTIONS BY SELLER AND ACQUIROR AFTER THE CLOSING
ARTICLE XI. TERMINATION
ARTICLE XII. MISCELLANEOUS